Filed Pursuant to Rule (424)(b)(3)
Registration No. 333-155761

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement is not an offer to sell securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 7, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated October 13, 2009)

$

WINTHROP REALTY TRUST

% Senior Notes due 2022

We are offering $             million in aggregate principal amount of     % senior notes due 2022 (the “Notes”) pursuant to this prospectus supplement. The Notes will mature on August 15, 2022. We will pay interest on the Notes quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2012. We may redeem the Notes, in whole or in part, at any time or from time to time on or after August 15, 2015 at a redemption price in cash equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date. Upon a Change of Control Repurchase Event, we will be required to make an offer to repurchase all outstanding Notes at a repurchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of Notes — Certain Covenants — Offer to Repurchase Upon a Change of Control Repurchase Event” in this prospectus supplement. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

The Notes will be secured by a first priority security interest in a promissory note issued to us by WRT Realty L.P., which is 100% owned (directly and indirectly) by us, and which we refer to as the operating partnership. The promissory note will be for the same aggregate principal amount and have the same interest payment terms and maturity date as the Notes. The Notes will be our direct senior secured obligations and rank senior to all of our future indebtedness that by its terms is expressly subordinated to the Notes, effectively senior to all of our existing and future unsecured senior indebtedness to the extent of the collateral securing the Notes and pari passu thereafter. The Notes will be structurally subordinated to all of the existing and future liabilities of our subsidiaries, including the operating partnership, but will have the benefit of the security interest in the promissory note of the operating partnership, which promissory note will be pari passu with all existing and future unsecured senior indebtedness of the operating partnership.

We have applied to list the Notes on the New York Stock Exchange (“NYSE”). If the application is approved, we expect trading in the Notes on the NYSE to begin within 30 days after the Notes are first issued. The Notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price. Currently, there is no public market for the Notes.

Investing in the Notes is highly speculative and involves a high degree of risk, and you could lose your entire investment if any of the risks occur. For more information regarding these risks, please see “Risk Factors” beginning on page S-11 of this prospectus supplement and page 2 of the accompanying base prospectus.

	Per Note		Total
Public offering price (1)(2)		%	$
Sales load (underwriting discounts and commissions)		%	$
Proceeds to us (before expenses)		%	$

(1)	After the initial offering of the Notes, the representatives of the underwriters may change the public offering price and the other selling terms.
(2)	Plus accrued interest, if any, from August , 2012, if settlement occurs after that date.

In addition, the underwriters may purchase up to an additional $             million in aggregate principal amount of the Notes at the public offering price, less the sales load payable by us to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total sales load paid by us will be $             and total proceeds to us (before expenses) will be $            .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

Delivery of the Notes in book-entry form through The Depository Trust Company (“DTC”) will be made on or about                     , 2012.

Joint Book-Running Managers

Barclays	Stifel Nicolaus Weisel	Jefferies

Lead Manager

Credit Suisse

Co-Managers

KeyBanc Capital Markets	MLV & Co. LLC

The date of this prospectus supplement is August     , 2012

Prospectus Supplement

Prospectus

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us. We have not authorized anyone to provide you with additional or different information. The information contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents, regardless of the time of delivery of this prospectus supplement or any exercise of the rights.

The distribution of this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us and the offering of the Notes in certain jurisdictions may be restricted by law. If you possess this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us, you should find out about and observe these restrictions. This prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us are not an offer to sell the Notes and are not soliciting an offer to buy the Notes in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless we otherwise specify or the context otherwise requires, references in this prospectus supplement and the accompanying base prospectus to “we,” “us,” or “Company” refer to Winthrop Realty Trust and its subsidiaries and references to “Indenture” in this prospectus supplement mean our base indenture, dated August 6, 2012, by and between us and The Bank of New York Mellon, as trustee, as supplemented by the first supplemental indenture to be dated as of the closing date for this offering, by and between us and The Bank of New York Mellon, as trustee.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying base prospectus. The second part is the accompanying base prospectus, which provides more general information. To the extent there is an inconsistency between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus, on the other hand, you should rely on the information in this prospectus supplement. It is also important for you to read and consider all information contained in this prospectus supplement and the accompanying base prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” below in this prospectus supplement. The information incorporated by reference is considered part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, which we refer to as the SEC, allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC prior to the termination of this offering will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make prior to the termination of this offering with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•

Current Reports on Form 8-K filed on August 7, 2012, August 3, 2012 (solely with respect to Item 8.01), May 29, 2012, May 9, 2012, March 23, 2012, March 19, 2012 March 2, 2012 (solely with respect to items 1.01 and 8.01), February 8, 2012 and January 12, 2012; and

•	Our Definitive Proxy Statement on Schedule 14A dated March 26, 2012.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Beverly Bergman

Director of Investor Relations

Winthrop Realty Trust

7 Bulfinch Place, Suite 500

Boston, MA 02114

(617) 570-4614

You should rely only on the information or representations provided in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement, the accompanying base prospectus or any supplement hereto or thereto is accurate as of any date other than the date on the front of those documents.

S-iii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, which require us to file reports and other information with the SEC. You can inspect and copy reports, proxy statements and other information filed by us at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549, Room 1580, at prescribed rates. You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.winthropreit.com, and through a variety of databases, including, among others, the SEC’s Electronic Data Gathering and Retrieval (EDGAR) program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis. None of the information on those websites that is not otherwise expressly set forth in or incorporated by reference in this prospectus supplement is a part of this prospectus supplement.

This prospectus supplement contains summaries of the terms of certain agreements that we have entered into or will enter into in connection with the issuance of the Notes. You may obtain a copy of such agreements from us without charge by writing us at 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114-9507, Attention: Chief Financial Officer, or calling us at (617) 570-4614.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

Any statements included in this prospectus supplement or the accompanying base prospectus, including any statements in the documents that are incorporated by reference herein or therein that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained or incorporated by reference herein should not be relied upon as predictions of future events. Certain forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans, intentions or anticipated or projected events, results or conditions. Such forward-looking statements are dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. Such forward-looking statements include statements with respect to:

•	the payment of interest and return of principal on our obligations;

•	the declaration or payment of distributions by us;

•	the ownership, management and operation of properties;

•	potential acquisitions or dispositions of our properties, assets or other businesses;

•	our policies regarding investments, acquisitions, dispositions, financings and other matters;

•	our qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended, which we refer to as the Code;

•	the real estate industry and real estate markets in general;

•	the availability of debt and equity financing;

•	interest rates;

S-iv

•	general economic conditions;

•	supply of real estate investment opportunities and demand;

•	trends affecting us or our assets;

•	the effect of acquisitions or dispositions on capitalization and financial flexibility;

•

the anticipated performance of our assets and of acquired properties and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, earnings before interest, depreciation and amortization, property net operating income, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing; and

•	our ability, and that of our assets and acquired properties and businesses to grow.

You are cautioned that, while forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this prospectus supplement, including, without limitation, the information set forth in Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2011, which we refer to as the 2011 10-K, that are incorporated by reference in this prospectus supplement, identifies important factors that could cause such differences. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may reflect any future events or circumstances, except as required by applicable laws, rules or regulations.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement. The following summary information is qualified in its entirety by the information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying base prospectus. This summary does not contain all of the information that you should consider prior to making your investment decision. You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus supplement and the accompanying base prospectus, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying base prospectus before making an investment decision. Unless the context otherwise requires, references to “we,” “us,” “our” or the “Company” refer to Winthrop Realty Trust and its subsidiaries.

Our Company

We are a real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Ohio. Our operations are managed by FUR Advisors LLC. Our common shares are traded on the NYSE under the symbol “FUR.” We conduct our business through the operating partnership. We are the sole general partner of, and own, directly and indirectly, all of the limited partnership interests in, the operating partnership. Our operating partnership structure, commonly referred to as an umbrella partnership real estate investment trust, provides us with additional flexibility when acquiring properties for cash and/or by issuing to sellers, as a form of consideration, limited partnership interests in our operating partnership thereby enabling us to structure transactions which may defer tax gains for a seller while preserving our available cash for other purposes.

We are engaged in the business of owning and managing real property and real estate related assets. Our business objective is to maximize long-term shareholder value through a total return value approach to real estate investing. As a result of our emphasis on total return, while we seek to achieve a stable, predictable dividend for our shareholders, we do not select or manage our investments for short-term dividend growth, but rather towards achieving overall superior total return. Our approach focuses on opportunistic investments and provides us with both the ability to capitalize on evolving market conditions and the flexibility to pursue diverse opportunities. We believe this approach will ultimately result in long term increased share value.

We operate in three strategic business segments: (i) the ownership of investment properties, including properties in joint ventures, which we refer to as operating properties; (ii) the origination and acquisition of senior loans, mezzanine loans and debt securities secured directly or indirectly by commercial and multi-family real property, which we refer to as loan assets; and (iii) the ownership of equity and debt securities in other REITs, which we refer to as REIT securities.

As a diversified REIT, we seek to focus our investing in those segments we believe will generate the greatest overall return to us given market conditions at the time. Based on market conditions, during 2011 we focused our investment activity in our loan asset segment and to a lesser extent, REIT securities, specifically Cedar Realty Trust, Inc. common shares. We seek to enter into ventures with third parties who have a presence, experience and expertise in specific geographic areas and/or specific asset types. Further, with respect to ventures that we manage, we seek to enhance our total return with asset management and other fees, and promoted economic interests and appreciation. We currently expect that our focus on loan assets will continue through the remainder of 2012 and that we will concentrate our investment activities in assets that we believe are higher quality office, retail and multi-family properties, along with high-end hospitality assets. We generally do not pursue those investments in which there is a significant component of raw land, development risk, specialty real estate or condominiums, unless the condominium project can be converted to a conventional multi-family property.

Our Company Information

Our executive offices are located at 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114-9507 and Two Jericho Plaza, Jericho, New York 11753. Our telephone numbers are (617) 570-4614 and (516) 822-0022 and our website is located at http:/www.winthropreit.com. None of the information on our website that is not otherwise expressly set forth in or incorporated by reference in this prospectus supplement is a part of this prospectus supplement.

Recent Developments

Acquisitions and Loan Originations

On April 5, 2012, we originated a $2.25 million first mortgage loan which bears interest at 12% per annum and matures on April 5, 2014, with one, one-year extension right. Payments are interest only payable monthly with a balloon payment due at maturity. The loan is collateralized by a 45,655 square foot, two-story multi-tenant office building located at 4545 East Shea Boulevard in Phoenix, Arizona.

On May 14, 2012, we originated a $9.0 million mezzanine loan collateralized by 100% of the member interests in the owner of the 104,000 square foot, 12-story building located at 127 West 25th Street in Manhattan, New York. The loan bears interest at a rate equal to the greater of 14% per annum or LIBOR plus 10%, requires payment of principal and interest and matures April 30, 2015. In connection with the loan origination, we received a 1% origination fee of $90,000 and commitment fees totaling $591,500.

On May 23, 2012, we acquired for approximately $42.8 million a matured first mortgage loan secured by a 326,000 square-foot commercial building located at 500 East Broward Boulevard, Ft. Lauderdale, Florida, containing approximately 47,000 square feet of retail space and 279,000 square feet of office space that is currently 74.4% leased. Following the acquisition of this loan, we entered into a modification with the borrower, pursuant to which the maturity date was extended until October 15, 2012, the interest rate was increased to 9.836% and the borrower made a payment of approximately $13.0 million, which reduced the outstanding principal balance of the loan to $30.0 million.

On June 1, 2012, we acquired from our joint venture partner, Marc Realty, its 20% non-controlling interest in the entity which owns the property located at One East Erie in Chicago, Illinois for $5.85 million. The property contains 126,000 square feet of retail and office space consisting of the first six floors in a mixed use building together with 208 parking spaces. We now own 100% of the property.

On June 1, 2012, we contributed an additional $5.5 million to our Vintage Housing Holdings LLC joint venture in connection with the acquisition by the joint venture of a general partner interest and development fees relating to a 395 unit multi-family property located in Lynnwood, Washington. The investment increased our investment in the Vintage Housing Holdings LLC joint venture to $38.7 million.

On June 11, 2012, we entered into an agreement to acquire a 284 unit multi-family property for an aggregate purchase price of $17.5 million. The property, which is located in Greensboro, North Carolina, is presently 94% occupied. In connection with this acquisition, we expect that we will assume the existing $13.6 million non-recourse mortgage loan which bears interest at 6.22% per annum, matures on August 1, 2016, and requires payments of interest only. The closing is expected to occur in September or October 2012. There can be no assurance that we will complete this transaction as described.

On July 2, 2012, we and Marc Realty each contributed approximately $3.5 million to pay off the existing first mortgage loan collateralized by our joint venture investment in the property located at 223 West Jackson in Chicago, Illinois.

On August 6, 2012, an entity (“10 Metrotech”) in which we hold a one-third interest acquired for $32.5 million the senior participation in the loan secured by the property located at 625 Fulton Avenue, Brooklyn, New York. 10 Metrotech previously acquired the $21.0 million junior participation for a nominal amount. As a result, 10 Metrotech now holds the entire mortgage loan. Following consummation of the acquisition, 10 Metrotech entered into a forbearance agreement with the borrower pursuant to which, among other things, (i) the interest rate on the loan was increased to 9%, (ii) the principal amount of the loan was reset to $40.0 million and (iii) 10 Metrotech agreed to forbear from foreclosing on the property pursuant to current maturity default for two years, subject to any further defaults by the borrower.

Dispositions and Loan Asset Repayments

On May 9, 2012, we received payment of approximately $19.6 million resulting in an annualized return of 47.8% that satisfied our 160 Spear mortgage and mezzanine loans.

On May 9, 2012, we received repayment of approximately $20.0 million resulting in an annualized return of 15.8% that satisfied our Magazine multi-family mezzanine loan.

On May 14, 2012, we sold the portion of the Churchill, Pennsylvania property that was not leased to Westinghouse for $913,500. In connection with the sale, we also provided the purchaser with a $675,000 loan, which bears interest at LIBOR plus 375 basis points, matures June 2015 and requires payments of interest only. The loan is secured by the property acquired by the purchaser and the proceeds were used to satisfy real estate taxes and other property expenses.

On May 31, 2012, we sold to Marc Realty our equity interest in 30 North Michigan for $10.3 million, of which $6.55 million was financed by us with a secured promissory note which bears interest at 10% per annum and requires payments of interest only and matures May 31, 2015. This note was fully satisfied on August 3, 2012.

On May 31, 2012, we sold to Marc Realty all of our equity interest in 2720 River Road, 2000-2060 Algonquin Road and Ridgebrook equity investments for an aggregate of $2.1 million.

Other

On July 19, 2012, we obtained a $13.5 million first mortgage loan secured by the recently acquired 320 Unit Class A multi-family property in Memphis, Tennessee known as Waterford Place. The loan bears interest at 3.00% per annum, requires monthly payments of principal and interest of $56,917 and matures on August 1, 2014, subject to two one-year extensions.

Third Quarter Dividend

Our Board of Trustees declared a dividend for the third quarter of 2012 of $0.1625 per common share payable on October 15, 2012 to common shareholders of record on September 28, 2012.

Our Board of Trustees also declared a regular quarterly cash dividend of $0.578125 per Series D preferred share which is payable on October 1, 2012 to the holders of Series D preferred shares of record on September 14, 2012.

Financial Results

On August 2, 2012, we announced our financial results for the three months ended June 30, 2012 and the six months ended June 30, 2012.

Three Months Ended June 30, 2012

Our net income applicable to common shares for the quarter ended June 30, 2012 was $571,000, or $0.02 per common share, as compared with net income per common share of $3.7 million or $0.11 per common share for the quarter ended June 30, 2011.

For the quarter June 30, 2012, we reported funds from operations, which we refer to as FFO, applicable to common share of $8.1 million, or $0.24 per common share as compared with FFO of $12.3 million, or $0.38 per common share, for the second quarter of 2011.

Six Months Ended June 30, 2012

Our net income applicable to common shares for the six months ended June 30, 2012 was $7.9 million, or $0.24 per common share, as compared with net income of $10.8 million or $0.36 per common share for the same period ended June 30, 2011.

FFO for the six months ended June 30, 2012 was $22.1 million, or $0.67 per common share, as compared with FFO of $24.3 million, or $0.81 per common share, for the six months ended June 30, 2011.

For more detailed information regarding our second quarter results, please see our Form 8-K filed on August 7, 2012 as referenced under “Incorporation of Certain Documents by Reference” above.

The following presents a reconciliation of net income to FFO for the three and six months ended June 30, 2012 and 2011 (in thousands, except per share amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Net income attributable to Winthrop Realty Trust	$3,358	$3,728	$11,611	$10,926
Real estate depreciation	2,747	2,086	5,261	4,204
Amortization of capitalized leasing costs	1,732	1,226	2,937	2,591
Real estate depreciation and amortization of unconsolidated interests	3,992	2,376	7,654	4,639
Gain on sale of equity investments	(232)	—	(232)	—
Impairment loss on equity investments	—	3,800	—	3,800
Less: Non-controlling interest share of real estate depreciation and amortization	(713)	(789)	(1,445)	(1,581)

Funds from operations	10,884	12,427	25,786	24,579
Series C Preferred Share dividends	—	(58)	—	(117)
Series D Preferred Share dividends	(2,787)	—	(3,712)	—
Allocations of earnings to Series B-1 Preferred Shares	—	(11)	—	(78)
Allocations of earnings to Series C Preferred Shares	—	(39)	—	(92)

FFO applicable to Common Shares-Basic	$8,097	$12,319	$22,074	$24,292

Weighted-average Common Shares	33,064	32,573	33,058	29,841

FFO Per Common Share-Basic	$0.24	$0.38	$0.67	$0.81

Diluted
Funds from operations (per above)	$10,884	$12,427	$25,786	$24,579
Series C Preferred Share dividends	—	(58)	—	(117)
Series D Preferred Share dividends	(2,787)	—	(3,712)	—
Allocation of earnings to Series B-1 Preferred Shares	—	(11)	—	(78)
Allocation of earnings to Series C Preferred Shares	—	(39)	—	(92)

FFO applicable to Common Shares	$8,097	$12,319	$22,074	$24,292

Weighted-average Common Shares	33,064	32,573	33,058	29,841
Stock options	—	1	—	1
Series B-1 Preferred Shares	—	—	—	—
Series C Preferred Shares	—	—	—	—

Diluted weighted-average Common Shares	33,064	32,574	33,058	29,842

FFO Per Common Share — Diluted	$0.24	$0.38	$0.67	$0.81

We have adopted the revised definition of Funds from Operations (“FFO”), adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). Our management considers FFO to be an appropriate measure of performance of a REIT. We calculate FFO by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items), for gains (or losses) from sales of properties, real estate related depreciation and amortization, and adjustment for unconsolidated partnerships and ventures and impairments. Our management believes that in order to facilitate a clear understanding of our historical operating results, FFO should be considered in conjunction with net income as presented in the consolidated financial statements included elsewhere herein. Our management considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. Our calculation of FFO may not be directly comparable to FFO reported by other REITs or similar real estate companies that have not adopted the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO is not a GAAP financial measure and should not be considered as an alternative to net income (loss), the most directly comparable financial measure of our performance calculated and presented in accordance with GAAP, as an indication of our performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of our ability to pay dividends. We believe that to further understand our performance, FFO should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Acquisition Pipeline

We have a network of long-standing relationships with real estate professionals, individual and institutional real estate owners and national and regional lenders. We believe our network of relationships provides us with access to an ongoing pipeline of attractive acquisition opportunities. We are currently in discussions regarding a number of acquisition opportunities that have come to our attention through our network of relationships.

As of August 6, 2012, in addition to other previously announced new acquisitions and financings, we were tracking and evaluating acquisition opportunities that include 13 loan asset opportunities with respect to loans with a face amount of approximately $385.9 million and 3 direct property acquisitions for an aggregate purchase price, before financing, of approximately $97.9 million. Although we are continuing to engage in discussions and preliminary negotiations with sellers and have commenced the process of conducting diligence on some of these assets or have submitted non-binding indications of interest, we have not agreed upon terms relating to, or entered into binding commitments with respect to, any of these potential acquisition opportunities. As such, there can be no assurance that we will complete any of the potential acquisitions we are currently evaluating.

The Offering

This section summarizes the principal legal and financial terms of the Notes. You should read this section together with the more detailed description of the Notes in this prospectus supplement under the heading “Description of Notes” and the more general description found in the prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this section and in “Description of Notes,” and not otherwise defined shall have the meanings ascribed to them in the accompanying base prospectus or the Indenture governing the Notes. As used in this section and in “Description of Notes,” all references to “we,” “our” and “us” mean Winthrop Realty Trust, a trust organized under the laws of the State of Ohio, exclusive of our subsidiaries, unless we specify otherwise.

Issuer	Winthrop Realty Trust, an Ohio trust

Notes	$ million in aggregate principal amount of % Senior Notes due 2022. We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof.

Over-allotment Option	The underwriters may also purchase from us up to an additional $ million in aggregate principal amount of Notes to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.

Interest Rate	% per year, payable quarterly.

Maturity Date	August 15, 2022, unless redeemed or repurchased prior to maturity.

Interest Payment Dates	Each February 15, May 15, August 15 and November 15, commencing on November 15, 2012.

Security	The Notes will be secured by a first priority security interest in a promissory note (the “Promissory Note”) issued to us by our operating partnership in exchange for the net proceeds from this offering. The Promissory Note will be for the same aggregate principal amount and have the same interest payment terms and maturity date as the Notes. Pursuant to the terms of the Promissory Note, upon any acceleration of the Notes, the indebtedness represented by the Promissory Note will be simultaneously and automatically accelerated. Upon any redemption, repurchase or open market purchase of the Notes by us, we will have the right to require the operating partnership to repurchase a proportional portion of the Promissory Note for a price in cash equal to such redemption, repurchase or open market purchase price paid by us for the Notes.

It will be an Event of Default under the Indenture if the Promissory Note is amended or restated other than in accordance with the provisions described in “Description of Notes — Amendment and Waiver.”

Ranking of Notes	The Notes will be our senior secured obligations and will rank:

•	senior to all of our future indebtedness that by its terms is expressly subordinate to the Notes;

•	effectively senior to all of our existing and future unsecured senior indebtedness to the extent of the collateral securing the Notes and pari passu thereafter; and

•

structurally subordinate to all of the existing and future liabilities of our subsidiaries, including our operating partnership, but will have the benefit of the security interest in the Promissory Note of our operating partnership, which Promissory Note will be pari passu with all existing and future unsecured senior indebtedness of our operating partnership.

As of June 30, 2012, and on an as adjusted basis to give effect to this offering (assuming no exercise of the underwriters’ over-allotment option), we would have had $ million of senior indebtedness, including the Notes; $50.0 million available to our operating partnership for borrowing under our operating partnership’s revolving credit facility, which we and certain of our subsidiaries guarantee, with KeyBank National Association and the other lenders party thereto, which we refer to as the KeyBank Facility; and our subsidiaries, none of which will guarantee the Notes, would have had $259.0 million of indebtedness (not including the Promissory Note) and $25.7 million of other liabilities, all of which would have been structurally senior to the Notes. The Notes, however, will have the benefit of a security interest in the Promissory Note, which Promissory Note will be pari passu with all existing and future unsecured senior indebtedness of our operating partnership.

Optional Redemption	The Notes may be redeemed in whole or in part (in a principal amount of $25 and integral multiples of $25 in excess thereof) at any time or from time to time at our option on or after August 15, 2015, upon not less than 30 days nor more than 60 days written notice prior to the date fixed for redemption thereof, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Change of Control Offer to Purchase	If a Change of Control Repurchase Event as defined under “Description of Notes — Certain Covenants — Offer to Repurchase Upon a Change of Control Repurchase Event” occurs, we must offer to repurchase the Notes at a repurchase price equal to 101% of the aggregate principal amount plus any accrued and unpaid interest to, but not including, the repurchase date.

Information Rights	During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any Notes are outstanding, we will provide holders and prospective holders of Notes, without cost, copies of the annual reports and quarterly reports containing information that is substantially similar to the information that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto.

Certain Covenants	The Notes contain certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets, subject to a number of important qualifications and limitations. See “Description of Notes — Certain Covenants” in this prospectus supplement.

The Indenture governing the Notes will not limit our or our subsidiaries’ ability to pay dividends, incur liens, sell less than all or substantially all of our consolidated assets, enter into transactions with affiliates, enter into agreements that restrict the ability of our subsidiaries to make distributions to us or make investments. The Indenture will provide that it is an event of default if our Consolidated Leverage Ratio (as defined in “Description of Notes — Certain Definitions”) is equal to or greater than 60% on the last day of any calendar quarter, but will otherwise not limit our or our subsidiaries’ ability to incur indebtedness.

Use of Proceeds	We estimate that the net proceeds from the sale of the Notes in this offering will be approximately $ (or approximately $ if the underwriters fully exercise their over-allotment option), after deducting the underwriting discounts and commissions and estimated offering expenses. We will loan the net proceeds we receive from this offering to our operating partnership which will issue the Promissory Note to us and use the net proceeds to fund future acquisitions and/or for general working capital purposes, including funding capital expenditures, tenant improvements and leasing commissions. See “Use of Proceeds” in this prospectus supplement.

Listing	We have applied to list the Notes on the NYSE. If the application is approved, the Company expects trading in the Notes on the NYSE to begin within 30 days after the Notes are first issued.

Trading	The Notes are expected to trade “flat,” meaning that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price.

Book-Entry Form

The Notes will be issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in the global certificates representing the Notes will be shown on, and transfers will be effected only through, records main-

tained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated Notes, except in limited circumstances.

Governing Law	New York

Trustee and Collateral Agent	The Bank of New York Mellon

Risk Factors	Investing in the Notes involves risks. Before deciding whether to invest in the Notes, you should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-11 and in the accompanying base prospectus beginning on page 2, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus.

RISK FACTORS

Investing in the Notes involves risks. You should carefully review the following risk factors and the risks discussed under the caption “Risk Factors” in the 2011 10-K, which is incorporated by reference herein, or any similar caption in the documents that we subsequently file with the SEC that are incorporated by reference herein, and any related free writing prospectus issued by us that we provide you in connection with the offering of Notes pursuant to this prospectus supplement. The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this prospectus supplement, the accompanying base prospectus and in those other documents, could materially and adversely affect our business, financial condition, liquidity and results of operations, the market price of the Notes and our ability to make payments on the Notes. Moreover, the risks and uncertainties discussed below and in the aforementioned documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations, the market price of the Notes and our ability to make payments on the Notes could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

Risks Related to the Notes and this Offering

Our indebtedness may affect our ability to operate our business and may have a material adverse effect on our financial condition and results of operations. We and our subsidiaries may incur additional indebtedness, including secured indebtedness.

As of June 30, 2012, and on an as adjusted basis to give effect to this offering (assuming no exercise of the underwriters’ over-allotment option), we would have had $             million of senior indebtedness, including the Notes, $50.0 million available to us for borrowing under the KeyBank Facility, which we and certain of our subsidiaries guarantee, and our subsidiaries, none of which will guarantee the Notes, would have had $259.0 million of indebtedness (not including the Promissory Note) and $25.7 million of other liabilities, all of which would have been structurally senior to the Notes.

Our indebtedness could have significant adverse consequences to us and the holders of the Notes, such as:

•

requiring us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce available cash flow to fund working capital, capital expenditures, development projects and other general corporate purposes;

•	limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;

•	limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;

•	restricting us from making strategic acquisitions, developing properties or capitalizing on business opportunities;

•

restricting the way in which we conduct our business because of financial and operating covenants in the agreements governing our existing and future indebtedness, including in the case of the KeyBank Facility, certain covenants that restrict the ability of our subsidiaries to pay dividends or make other distributions to us;

•

exposing us to potential events of default (if not cured or waived) under financial and operating covenants contained in our debt instruments that could have a material adverse effect on our business, financial condition and operating results;

•	increasing our vulnerability to a downturn in general economic conditions; and

•	limiting our ability to react to changing market conditions in our industry.

Furthermore, as of June 30, 2012, we had $86.6 million of indebtedness that bore interest at variable rates. In addition, our future borrowings may bear interest at variable rates. If interest rates increase significantly, our ability to borrow additional funds may be reduced and the risk related to our indebtedness would intensify.

Subject to the restrictions that will be contained in the Indenture governing the Notes and that are contained in the KeyBank Facility, we may incur significant additional indebtedness, including additional secured indebtedness. Although the terms of these agreements contain or will contain restrictions on the incurrence of additional indebtedness, these restrictions are or will be subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be significant.

The Notes will be subordinated structurally to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of Winthrop Realty Trust and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Our subsidiaries’ obligations under the KeyBank Facility are secured by a lien on the assets of certain of our subsidiaries, including the operating partnership, the issuer of the Promissory Note, which hold substantially all of our assets. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority over our claims (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be subordinated structurally to all indebtedness and other liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. All of the existing and future indebtedness of our subsidiaries will be structurally senior to the Notes, provided, however, that the Notes will have the benefit of the security interest in the promissory note of the operating partnership, which promissory note is pari passu with all existing and future unsecured senior indebtedness of the operating partnership.

We may be unable to generate sufficient cash flow to satisfy our debt service obligations on the Notes.

Our ability to generate cash flow from operations to make interest payments on the Notes will depend on our future performance, which will be affected by a range of economic, competitive, legislative, regulatory and business factors. We cannot control many of these factors, including general economic conditions. If our operations do not generate sufficient cash flow from operations to satisfy our debt service obligations or to fund other liquidity needs, we may need to borrow additional funds to make these payments or undertake alternative financing plans, such as refinancing or restructuring our debt, including the Notes, or selling assets. Additional funds or alternative financing may not be available to us on favorable terms, or at all. Our inability to generate sufficient cash flow from operations or obtain additional funds or alternative financing on acceptable terms could cause us to be unable to meet our payment obligations.

We depend on the cash flow of our subsidiaries to make payments on our securities. The Notes will not be guaranteed by any of our subsidiaries.

All of our assets are held through the operating partnership and its direct and indirect subsidiaries. Consequently, our cash flow and our ability to meet our debt service obligations depend in large part upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of distributions or otherwise. The Notes will be obligations of Winthrop Realty Trust exclusively, and will not be guaranteed by any of our subsidiaries including the operating partnership. Our subsidiaries are not obligated to make funds available to us for payment of the Notes or otherwise except pursuant to the terms of the Promissory Note. In addition, our subsidiaries’ ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. Our subsidiaries may be able to incur substantial additional indebtedness and other liabilities in the future. The terms of the Indenture under which the Notes will be issued will not prohibit our subsidiaries from doing so subject to our maintaining a Consolidated Leverage Ratio (as defined in “Description of Notes — Certain Definitions”) of less than 60% on the last day of each calendar quarter. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under the KeyBank Facility or other indebtedness to which we may be a party that is not waived by the required lenders or holders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and could substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the KeyBank Facility or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under the KeyBank Facility or other debt that we may incur in the future to avoid being in default. If we breach our covenants under the KeyBank Facility or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default under the KeyBank Facility or other debt, the lenders or holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, including the lenders under the KeyBank Facility, could proceed against the collateral securing the debt. Because the KeyBank Facility has, and any future credit facilities will likely have, customary cross-default provisions, if the indebtedness under the Notes, the KeyBank Facility or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due. See “Description of Notes.”

We may fail to remain qualified as a REIT, which would reduce the cash available for payment on our Notes.

Qualification as a REIT for federal income tax purposes is governed by highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. Our qualification as a REIT also depends on various facts and circumstances that are not entirely within our control. In addition, legislation, new regulations, administrative interpretations or court decisions might change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of qualification as a REIT. Although we currently intend to operate in a manner designed to allow us to continue to qualify as a REIT, future economic, market, legal, tax or other considerations might cause us to elect to revoke the REIT election. In that event, we and our shareholders would no longer be entitled to the federal income tax benefits applicable to a REIT.

If, with respect to any taxable year, we were to fail to maintain our qualification as a REIT or elect to revoke our REIT election, we would not be able to deduct dividends paid to our shareholders in computing our taxable income and would have to pay federal corporate income tax (including any applicable alternative minimum tax) on our taxable income. If we had to pay federal income tax, the amount of money available to pay principal and interest on our Notes would be reduced for the year or years involved. In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost and, thus, our cash available to pay principal and interest on our Notes would be reduced in each of those years, unless we were entitled to relief under relevant statutory or regulatory provisions.

The Notes will be secured only to the extent of the value of the Promissory Note that will be granted as security for the Notes.

The Promissory Note, to be pledged as collateral to secure the Notes, has not been appraised in connection with the issuance of the Notes and its fair market value is subject to fluctuations based on factors that include, among others, the ability to sell the Promissory Note in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Promissory Note would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. By its nature, the collateral may be illiquid and may have no readily ascertainable market value. In the event that we are subject to a bankruptcy case, if the value of the collateral is less than the amount of principal and accrued and unpaid interest, if any, on the Notes, under applicable law interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Promissory Note will be sufficient to pay our obligations under the Notes. Any claim for a deficiency, if any, realized by the holders of the Notes from the sale of the Promissory Note and the obligations under the Notes will rank equally in right of payment with all of our other unsecured indebtedness and other obligations, including trade payables, unless such indebtedness and other obligations are expressly subordinated to the Notes.

The grant of collateral to secure the Notes might be voidable in bankruptcy.

The grant of collateral to secure the Notes may be subject to review under federal or state fraudulent transfer laws and may be voidable by a judicial authority on petition of the grantor (as debtor in possession) or a trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the grantor is insolvent at the time of the grant, the grant permits the holders of the Notes to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the grantor is commenced within 60 days following the grant or, in certain circumstances, a longer period. Further, our unsecured creditors may also challenge the security interest in the Promissory Note. We cannot predict whether any challenge to the grant of collateral would be successful and whether, as a result thereof, the Notes may become unsecured.

In the event of our bankruptcy, the ability of the holders to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable U.S. Federal bankruptcy laws, secured creditors are stayed from exercising remedies, repossessing their collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such a debtor, without prior bankruptcy court approval. Moreover, even if the secured creditor seeks to lift this automatic stay, applicable U.S. Federal bankruptcy laws generally will permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances but is intended generally to protect the secured creditor from a decline in value of the collateral during the bankruptcy case and may include cash payments or the granting of additional security. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court in equity, we cannot predict whether payments under the Notes would be made following commencement of and during a bankruptcy case, whether or when the collateral agent for the Notes could foreclose upon or sell the Promissory Note that serves as collateral for the Notes or whether or to what extent holders would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” Insolvency laws in other jurisdictions may also restrict the ability of holders to proceed against the collateral.

There are limited covenants and protections in the Indenture.

While the Indenture and the Notes will contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions, these terms will be limited and may not be sufficient to protect your investment in the Notes. For example, the Indenture will not contain any financial covenants and will not restrict us from paying dividends, selling less than all or substantially all of our consolidated assets, entering into transactions with our affiliates, entering into agreements that restrict the ability of our subsidiaries to make distributions to us, making investments, issuing or repurchasing our other securities or securing indebtedness with the assets, stock or equity interests of our subsidiaries. The Indenture will provide that it is an event of default if our Consolidated Leverage Ratio (as defined in “Description of Notes — Certain Definitions”) is equal to or greater than 60% on the last day of any calendar quarter, but will otherwise not limit our or our subsidiaries’ ability to incur indebtedness. In addition, the definition of Consolidated Leverage Ratio does not take into account indebtedness of any entity whose operations are not consolidated with ours, as determined in accordance with GAAP. As a result, we could enter into transactions that could increase the total amount of indebtedness of our non-consolidated subsidiaries without affecting our Consolidated Leverage Ratio, adversely affect our capital structure or our credit ratings, if any, or otherwise adversely affect the holders of the Notes. Furthermore, defaults at maturity or the acceleration of indebtedness incurred by the non-consolidated entities in which we hold an ownership interest will not constitute an event of default under the Indenture regardless of the size of our investment therein.

In addition, as described under “Description of Notes — Certain Covenants — Offer to Repurchase Upon a Change of Control Repurchase Event,” upon the occurrence of a Change of Control Repurchase Event, holders are entitled to require us to repurchase their Notes at 101% of their principal amount. However, the definition of the term “Change of Control Repurchase Event” is limited and does not cover a variety of transactions (such as acquisitions by us, recapitalizations or “going private” transactions by our affiliates) that could negatively affect the value of the Notes. If we were to enter into a significant corporate transaction that negatively affects the value of the Notes, but would not constitute a Change of Control Repurchase Event, you would not have any rights to require us to repurchase the Notes prior to their maturity, which also could adversely affect your investment. Other than the rights associated with a Change of Control Repurchase Event and the restrictions provided by the merger covenant described under “Description of Notes — Certain Covenants — Consolidation, Merger or Sale of Assets,” we generally have no duty to consider the interests of holders of the Notes in determining whether to engage in any such transaction.

Changes in the credit markets could adversely affect the market price of the Notes.

Following this offering, the market price for the Notes will be based on a number of factors, including:

•	the prevailing interest rates being paid by other companies similar to us; and

•	the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Notes.

An active trading market may not develop for the Notes, which could adversely affect the price of the Notes in the secondary market and your ability to resell the Notes should you desire to do so.

The Notes are a new issue of securities and there is no established trading market for the Notes. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable.

We have applied to list the Notes on the NYSE under the symbol “        ”. If the application is approved, we expect trading in the Notes on the NYSE to begin within 30 days after the Notes are first issued; however, we cannot make any assurance as to:

•	whether the application to the NYSE with respect to the Notes will be approved;

•	the development of an active trading market;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Notes; or

•	the price at which the holders would be able to sell their Notes.

If a trading market were to develop, the future trading prices of the Notes would depend on many factors, including prevailing interest rates, our credit ratings, if any, published by major rating agencies, the market for similar securities and our operating performance and financial condition. If a trading market does develop, there is no assurance that it will continue. If an active public trading market for the Notes does not develop or does not continue, the market price and liquidity of the Notes is likely to be adversely affected and Notes traded after their purchase may trade at a discount from their purchase price.

The Notes are expected to trade “flat,” meaning that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of Notes — Certain Covenants — Offer to Repurchase Upon a Change of Control Repurchase Event”), each holder of Notes will have the right to require us to repurchase all or any part of such holder’s Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. If we experience a Change of Control Repurchase Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the Notes. Our failure to repurchase the Notes as required under the Indenture governing the Notes would result in an event of default under the Indenture, which could result in defaults under agreements governing any of our other indebtedness, including the acceleration of the payment of any borrowings thereunder, and have material adverse consequences for us and the holders of the Notes. In addition, the occurrence of a Change of Control Repurchase Event may constitute an event of default under our KeyBank Facility.

We may be unable to repay the principal amount of the Notes at maturity.

At maturity, the entire outstanding principal amount of the Notes will become due and payable by us. We cannot assure you that we will have sufficient funds or will be able to arrange for necessary financing on acceptable terms to pay the principal amount due. In that case, our failure to repay the Notes at maturity would constitute an event of default under the Indenture.

Redemption may adversely affect your return on the Notes.

On or after August 15, 2015, we will have the right to redeem some or all of the Notes prior to maturity, as described under “Description of Notes — Redemption and Repayment.” We may redeem the Notes at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the Notes. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

We do not intend to seek a rating on the Notes.

We do not intend to seek a rating on the Notes, which could impact the market price of the Notes. We cannot assure you what rating might have been assigned to the Notes had we sought such a rating.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $             (or approximately $             if the underwriters’ over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and our estimated expenses of approximately $            .

We will loan the net proceeds of this offering to our operating partnership, which will use the net proceeds received from us to fund future acquisitions and/or for general working capital purposes, including funding capital expenditures, tenant improvements and leasing commissions.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the periods indicated are as follows:

	Six Months Ended June 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	2.93	3.32	2.73	2.56	1.62	1.06

Our ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. For this purpose, “earnings” consist of income from continuing operations before noncontrolling interests and fixed charges. “Fixed charges” consist of interest expense, dividends paid on our Series B-1 Preferred Shares (all of which we repurchased in November 2011) classified as interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense.

CAPITALIZATION

The following table shows our capitalization as of June 30, 2012 on (i) an actual basis and (ii) as adjusted to reflect the sale by us of the Notes in this offering (assuming no exercise of the underwriters’ over-allotment option), after deducting the underwriters’ fees and our estimated offering expenses. This table should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” in this prospectus supplement.

	As of June 30, 2012
	Actual	As Adjusted
	(In Thousands)
Debt
Mortgage loans payable	$229,891	$229,891
Non-recourse secured financing	29,150	29,150
KeyBank Facility(1)	—	—
Notes offered hereby	—

Total Debt	259,041

Equity:
Winthrop Realty Trust Shareholders’ Equity:
Series D Preferred Shares, $1 par, $25 liquidation preference, 5,060,000 shares authorized and 4,820,000 shares outstanding as of June 30, 2012	120,500	120,500
Common Shares, $1 par, unlimited authorized and 33,066,280 outstanding as of June 30, 2012	33,066	33,066
Additional paid in capital	617,862	617,862
Accumulated distributions in excess of net income	(314,091)	(314,091)
Accumulated other comprehensive income	(149)	(149)

Total Winthrop Realty Trust Shareholders’ Equity	457,188	457,188
Non-controlling interests	22,810	22,810

Total Equity	479,998	479,998

Total Capitalization	$739,039

(1)

The KeyBank Facility is a secured revolving line of credit in the principal amount of $50 million, which bears interest at LIBOR plus 3% and has a maturity date of March 3, 2014 with a one year option to extend the maturity date to March 3, 2015.

DESCRIPTION OF NOTES

This description sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Our Debt Securities” in the accompanying base prospectus.

The Notes will be issued under an Indenture entered into on August 6, 2012 by and between us and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the first supplemental indenture to be dated as of the closing date, and to be entered into between us and the Trustee, as trustee and collateral agent. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Pursuant to a pledge agreement (the “Pledge Agreement”) to be entered into by us and the Trustee on the closing date, the Notes will be secured by a first-priority security interest in the Promissory Note. As used in this section, all references to “we”, “our” and “us” mean Winthrop Realty Trust, a trust organized under the laws of the State of Ohio, exclusive of our subsidiaries, unless we specify otherwise.

Because this section is a summary, it does not describe every aspect of the Notes, the Indenture, the Pledge Agreement or the Promissory Note. We urge you to read the Indenture, the Pledge Agreement and the Promissory Note because those agreements, and not this description, define your rights as a holder of Notes. In this section, we use capitalized words to signify terms that are specifically defined in the Indenture. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Certain defined terms used in this description but not defined under the subheading “— Certain Definitions” have the meanings assigned to them in the Indenture. You may obtain a copy of the Indenture, the Pledge Agreement and the Promissory Note from us without charge. See “Where You Can Find More Information.”

General

The Notes:

•	will be issued in an initial principal amount of $ million ($ million if the underwriters’ option to purchase Notes to cover over-allotments, if any, is exercised in full);

•	will mature on August 15, 2022, unless redeemed or repurchased prior to maturity;

•	will be issued in denominations of $25 and integral multiples of $25 in excess thereof;

•

will be redeemable in whole or in part at any time or from time to time on and after August 15, 2015, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date as described under “— Redemption and Repayment” below;

•	will not be subject to a sinking fund;

•

will be secured by a first-priority security interest in the Promissory Note, which will have the same interest rate and maturity date and be for the same aggregate principal amount as the Notes, issued by our operating partnership to us in exchange for the net proceeds from this offering; and

•	are expected to be listed on the NYSE within 30 days after the Notes are first issued.

The Notes will be our direct obligations and will rank:

•	senior to all of our future indebtedness that by its terms is expressly subordinate to the Notes;

•	effectively senior to all of our existing and future unsecured senior indebtedness to the extent of the collateral securing the Notes and pari passu thereafter; and

•

structurally subordinated to all existing and future indebtedness and other obligations of all of our subsidiaries, including our operating partnership in exchange for the net proceeds from this offering, but will have the benefit of a security interest in the Promissory Note issued to us by our operating partnership, which Promissory Note will be pari passu with all existing and future unsecured senior indebtedness of our operating partnership.

As of June 30, 2012, and on an as adjusted basis to give effect to this offering (assuming no exercise of the underwriters’ over-allotment option), we would have had $             million of senior indebtedness, including the Notes, $50.0 million available to our operating partnership for borrowing under the KeyBank Facility, which we and certain of our subsidiaries guarantee, and our subsidiaries, none of which will guarantee the Notes, would have had $259.0 million of indebtedness (not including the Promissory Note) and $25.7 million of other liabilities, all of which would have been structurally senior to the Notes. The Notes, however, will have the benefit of a security interest in the Promissory Note issued to us by our operating partnership in exchange for the net proceeds from this offering, which Promissory Note will be pari passu with all existing and future unsecured senior indebtedness of our operating partnership. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to make any funds available for payment on the Notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of all of the foregoing and are subject to various business considerations. For example, the KeyBank Facility contains certain covenants that restrict the ability of our subsidiaries to pay dividends or make other distributions to us. Generally speaking and except to the extent necessary to maintain our status as a real estate investment trust, the KeyBank Facility restricts distributions from our subsidiaries to us in excess of our “Adjusted Earnings.” Adjusted Earnings is defined in the KeyBank Facility as our net income (loss) (computed in accordance with GAAP) excluding gains (or losses) from debt restructurings and sales of real property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, as set forth in more detail under the definitions and interpretations thereof relative to funds from operations promulgated by the National Association of Real Estate Investment Trusts or its successor, adjusted for (i) the pro rata share of straight line rents, (ii) less the pro rata share of all regularly scheduled principal amortization payments (other than any final “balloon” payments due at maturity) and (iii) less the pro rata share of allowances for tenant improvements and leasing costs. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries to make payments on the Notes. See “Risk Factors — Risks Related to the Notes and this Offering — The Notes will be subordinated structurally to the indebtedness and other liabilities of our subsidiaries” and “Risk Factors — Risks Related to the Notes and this Offering — We depend on cash flow of our subsidiaries to make payments on our securities. The Notes will not be guaranteed by any of our subsidiaries.”

The Indenture will not limit our or our subsidiaries’ ability to pay dividends, incur liens, sell less than all or substantially all of our assets, enter into transactions with affiliates, enter into agreements that restrict the ability of our subsidiaries to make distributions to us or make investments. The Indenture will provide that it is an Event of Default if our Consolidated Leverage Ratio is equal to or greater than 60% on any Calculation Date, but will otherwise not limit our or our subsidiaries’ ability to incur indebtedness. In addition, the definition of Consolidated Leverage Ratio does not take into account indebtedness of any entity whose operations are not consolidated with ours, as determined in accordance with GAAP, and therefore the Indenture will not in any way restrict the amount of indebtedness that can be incurred by the non-consolidated entities in which we maintain an ownership interest regardless of the size of our investment therein. Other than as described below under “— Certain Covenants — Offer to Repurchase Upon a Change of Control Repurchase Event” and “— Certain Covenants — Consolidation, Merger and Sale of Assets,” the Indenture will not contain any provisions that would afford holders of Notes protection in the event of a sudden and significant decline in our credit quality or a takeover, change of control, recapitalization or highly leveraged or similar transaction involving us. See “Risk Factors — Risks Related to the Notes and this Offering — There are limited covenants and protections in the Indenture.”

The Notes will be issued in fully registered form only, without coupons, in minimum denominations of $25 and integral multiples thereof. The Notes will be represented by one or more global notes deposited with or on behalf of DTC, or a nominee thereof. Except as otherwise provided in the Indenture, the Notes will be registered in the name of that depositary or its nominee, and you will not receive certificates for the Notes. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Additional Notes and Additional Series of Notes

We may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes, except for potential differences in Cusip numbers, the issue prices, issue dates and interest accrued prior to the issue dates. The Notes offered hereby and any additional Notes that we may issue would be treated as a single series of debt securities for all purposes under the Indenture. No additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes. In connection with the issuance of additional Notes, the operating partnership will issue to us a promissory note in exchange for the net proceeds thereof, which promissory note will secure our obligations under the Notes. The Indenture also allows for the issuance of additional series of debt securities from time to time.

Security

Pursuant to the Pledge Agreement, the Notes will be secured by a pledge of the Promissory Note issued by our operating partnership to us in exchange for the net proceeds from this offering. This pledge will secure the payment and performance when due of all of our Obligations under the Notes as provided in the Pledge Agreement. The Promissory Note will have the same interest rate and maturity date and be for the same aggregate principal amount as the Notes. Upon any redemption, repurchase or open market purchase of the Notes by us, we will have the right to require the operating partnership to repurchase a proportional portion of the Promissory Note for a price in cash equal to such redemption, repurchase or open market purchase price paid by us for the Notes. It will be an Event of Default under the Indenture if the Promissory Note is amended or restated other than in accordance with the provisions described in “—Amendment and Waiver.”

We will not (A) waive or release any obligation under the Promissory Note, (B) take or omit to take any action or knowingly suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Promissory Note, or (C) assign or surrender our rights under and interests in the Promissory Note or terminate, cancel, modify, change, supplement or amend the Promissory Note, in each case, other than as permitted by the provisions described in “—Amendment and Waiver.”

Upon the occurrence and during the continuance of a Default or Event of Default:

(1) all of our rights to exercise such rights will cease, and all such rights will become vested in the Collateral Agent, which, to the extent permitted by law, will have the sole right to exercise such rights;

(2) all of our rights to receive all interest and other payments made upon or with respect to the Promissory Note will cease and such interest and other payments will be paid to the Collateral Agent; and

(3) the Collateral Agent may enforce payment of the Promissory Note or sell the Promissory Note or any part of the Promissory Note in accordance with the terms of the Pledge Agreement. The Collateral Agent, in accordance with the provisions of the Indenture, will distribute all funds distributed under the Pledge Agreement and received by the Collateral Agent for the benefit of the holders of the Notes.

The Collateral Agent will determine the circumstances and manner in which the Promissory Note will be disposed of and whether to foreclose on the Promissory Note following a Default or Event of Default. The Collateral Agent will follow any instructions given to it by the Trustee.

Upon the occurrence of an acceleration of the Notes, the Promissory Note will automatically accelerate and the principal and accrued and unpaid interest thereon will become immediately due and payable to us at such time. Upon any valid rescission of an acceleration of the Notes, the acceleration of the Promissory Note will be automatically rescinded.

The pledge will be released:

(1) upon the full and final payment and performance of all of our Obligations under the Indenture and the Notes; and

(2) upon legal defeasance or satisfaction and discharge of the Notes as provided below under the captions “— Defeasance” and “— Satisfaction and Discharge.”

We will otherwise comply with the provisions of TIA §314.

Principal, Maturity and Interest

We will issue $             million in aggregate principal amount of Notes in this offering ($             million if the underwriters’ option to purchase Notes to cover over-allotments, if any, is exercised in full). We may issue additional Notes under the Indenture from time to time after this offering. Any issuance of additional Notes will be subject to all of the covenants in the Indenture. The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue Notes in denominations of $25 and integral multiples of $25. The Notes will mature on August 15, 2022.

Interest on the Notes will accrue at the rate of         % per annum and will be payable quarterly on each February 15, May 15, August 15 and November 15, commencing on November 15, 2012. The initial interest period will be the period from, and including, the original issue date to, but not including, the initial interest payment date, and the subsequent interest periods will be the periods from, and including, an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. We will pay interest to those persons who were holders of record of such Notes on the first day of the month during which each interest payment date occurs. To the extent permitted by law, interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes.

Interest on the Notes will accrue from the date of original issuance and will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not provide a sinking fund for the Notes.

Interest payments will be made only on a Business Day. If any interest payment is due on a non-Business Day, we will make the payment on the next day that is a Business Day. Payments made on the next Business Day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a Default under the Notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a Business Day.

Methods of Receiving Payments on the Notes; Transfer and Exchange

Payment of principal of and interest on any Notes represented by one or more permanent global notes in definitive, fully registered form without interest coupons will be made to Cede & Co., the nominee for DTC as the registered owner of the global notes, by wire transfer of immediately available funds. Initially, the Trustee will act as paying agent for the Notes. Payments of principal and interest on the Notes will be made by us through the paying agent to DTC. See “— Book-Entry Debt Securities” below.

Holders of certificated Notes, if any, must surrender such certificated Notes to the Trustee to collect principal and interest payments at maturity. Principal and interest on certificated Notes will be payable by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, payment of principal and interest may be made by check mailed to a holder’s registered address.

The principal of and interest on the Notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Notes may be presented for registration of transfer or exchange at the office of the registrar for the Notes or at any other office or agency maintained by us or the registrar for such purpose. Initially, the Trustee will act as registrar for the Notes.

Listing

We intend to list the Notes on the NYSE under the symbol “    ”. We expect trading in the Notes to begin within 30 days after the Notes are first issued.

Trading Characteristics

We expect the Notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Notes that is not reflected in their trading price.

Redemption and Repayment

The Notes may be redeemed in whole or in part (in a principal amount of $25 and integral multiples of $25 in excess thereof) at any time or from time to time at our option on or after August 15, 2015, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes or portions thereof of the Notes to be redeemed (in principal amounts of $25 or integral multiples of $25 in excess thereof) (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (2) if the Notes are in global form but are not listed on any national securities exchange, by lot or by such other similar method in accordance with the procedures of DTC and (3) if the Notes are not listed on any national securities exchange and are not in global form, on a pro rata basis (to the extent practicable).

Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Additionally, we may at any time repurchase the Notes at any price in the open market and may hold, resell or surrender such Notes to the Trustee for cancellation. Except as discussed below under “— Certain Covenants — Offer to Repurchase Upon a Change of Control Repurchase Event,” you will not have the right to require us to repay the Notes prior to maturity. We are not required to establish a sinking fund to retire the Notes prior to maturity.

Certain Covenants

While the Indenture and the Notes will contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions, these terms will be limited and may not be sufficient to protect your investment in the Notes. For example, the Indenture will not contain any financial covenants and will not restrict us from paying dividends, selling less than all or substantially all of our consolidated assets, entering into transactions with our affiliates, entering into agreements that restrict the ability of our subsidiaries to make distributions to us, making investments, issuing or repurchasing our other securities or securing indebtedness with the assets, stock or equity interests of our subsidiaries. The Indenture will provide that it is an Event of Default if our Consolidated Leverage Ratio is equal to or greater than 60% on any Calculation Date, but will otherwise not limit our or our subsidiaries’ ability to incur indebtedness. See “Risk Factors — There are limited covenants and protections in the Indenture”.

Reporting

The Indenture will provide that during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any Notes are outstanding, we will (1) transmit by mail (or other permissible means under the Exchange Act) to all holders of Notes, without cost to such holders, copies of annual reports and quarterly reports containing information that is substantially similar to the information that is required to be contained in such reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto and (2) promptly, upon request, supply copies of such reports to any prospective holder of Notes. We will mail (or otherwise provide) the information to the holders of Notes within five days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act as a non-accelerated filer as such term is defined in Rule 12b-2 under the Exchange Act.

Delivery of any reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports, information or other documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our or any other Person’s compliance with any of its covenants thereunder. Neither the Trustee nor any paying agent shall have any obligation to monitor or confirm, on a continuing basis or otherwise, our or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under the Indenture.

The provisions described in the accompanying base prospectus under the caption “Description of Our Debt Securities — Certain Covenants — Provision of Financial Information” will not apply to the Notes.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the Notes as described above, we will make an offer to each holder of Notes to repurchase all or any part (in a principal amount of $25 and integral multiples of $25 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will give notice to each holder with copies to the Trustee and the paying agent (if other than the Trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which will be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Indenture by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2) deposit with the Trustee an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The Trustee will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $25 and integral multiples of $25 in excess thereof.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if (1) we or our successor delivered a notice to redeem in the manner, at the times and otherwise in compliance with the optional redemption and repayment provision described above prior to the occurrence of the Change of Control Repurchase Event (and all of the Notes are redeemed pursuant to such redemption on the related redemption date) or (2) a third party makes an offer in respect of the Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

There can be no assurance that sufficient funds will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. Our failure to repurchase the Notes upon a Change of Control Repurchase Event would result in an Event of Default under the Indenture. In addition, the occurrence of a Change of Control may give rise to an event of default under the KeyBank Facility and result in the acceleration of the payment of the borrowings thereunder. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes. See “Risk Factors — Risks Related to the Notes and this Offering — We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.”

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another Person or group may be uncertain.

Consolidation, Merger or Sale of Assets

The Indenture will provide that we will not be party to a Substantially All Merger or participate in a Substantially All Sale, unless:

•

we are the surviving Person, or the Person formed by or surviving such Substantially All Merger or to which such Substantially All Sale has been made (the “Successor Party”) is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and has expressly assumed all of our Obligations under the Notes and the Indenture (by supplemental indenture) and the Pledge Agreement and all of our rights under the Promissory Note;

•	immediately after giving effect to such transaction, no Default or Event of Default under the Indenture shall have occurred and be continuing; and

•	an officers’ certificate and legal opinion covering these conditions shall be delivered to the Trustee and the paying agent (if other than the Trustee).

Any Person that becomes a Successor Party pursuant to this covenant will be substituted for us in the Indenture and the Pledge Agreement, with the same effect as if it had been an original party to the Indenture and the Pledge Agreement, respectively. As a result, the Successor Party may exercise our rights and powers under the Indenture and the Pledge Agreement, and we will be released from all of our liabilities and obligations under the Indenture and the Pledge Agreement with respect to the Notes.

The provisions described in the accompanying base prospectus under the caption “Description of Our Debt Securities — Merger, Consolidation and Sale of Assets” will not apply to the Notes.

Events of Default

You, as a holder of the Notes, will have rights if an Event of Default occurs and is not cured in respect of the Notes, as described later in this subsection.

The term “Event of Default” in respect of the Notes means any of the following:

•	we do not pay the principal of, or any premium on, the Notes when due, whether at maturity, upon redemption, upon repurchase in connection with a Change of Control Repurchase Event or otherwise;

•	we do not pay interest on the Notes when due, and such default is not cured within 30 days;

•

we fail to comply with the provisions described under the captions “— Certain Covenants — Offer to Repurchase Upon a Change of Control Repurchase Event” and “— Certain Covenants — Merger or Consolidation”;

•

we fail for 60 days after notice to us by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Pledge Agreement;

•

we or any of our Subsidiaries do not pay when due, after the expiration of any applicable grace period, the principal of indebtedness (other than Excluded Indebtedness) in the aggregate principal amount of $7.5 million or more, or the acceleration of our or our Subsidiaries’ indebtedness (other than Excluded Indebtedness) in the aggregate principal amount of $7.5 million or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such indebtedness is not discharged, or such payment or acceleration is not cured or rescinded, within 30 days after receipt of written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the Notes;

•

we or any of our Subsidiaries fail, within 30 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for us or any of our Subsidiaries exceeds $7.5 million, which are not stayed on appeal;

•	if our Consolidated Leverage Ratio is greater than or equal to 60% on any Calculation Date;

•	any modification, amendment or waiver is made to the Promissory Note (unless permitted pursuant to and made in accordance with the provisions described in “— Amendment and

Waiver”), or if the Promissory Note is sold, transferred, assigned or pledged, without the consent of 100% of the holders of the Notes (other than in connection with a Substantially All Merger or Substantially All Sale permitted by the provisions described in “— Consolidation, Merger or Sale of Assets”);

•

we or any of our Significant Subsidiaries or any group of our Subsidiaries that in the aggregate would constitute a “Significant Subsidiary” file for bankruptcy, or certain other events of bankruptcy, insolvency or reorganization occur; and

•

if (a) the lien created by the Pledge Agreement does not at any time constitute a valid and perfected first-priority lien on the Promissory Note, (b) the Pledge Agreement is terminated (other than pursuant to the terms of the Pledge Agreement) or ceases to be in full force and effect or (c) we contest the enforceability of the Pledge Agreement.

The Trustee may withhold notice to the holders of the Notes any Default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default, other than an Event of Default referred to in the second to last bullet point above with respect to us (but including an Event of Default referred to in that bullet point solely with respect to a Significant Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary of ours), has occurred and has not been cured, the Trustee or the holders of at least 25% in principal amount of Notes may declare the entire principal amount of all the Notes to be due and immediately payable. If an Event of Default referred to in the second to last bullet point above with respect to us (and not solely with respect to a Significant Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary of ours) has occurred, the entire principal amount of all the Notes will automatically become due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes.

The Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

•	you must give the Trustee written notice that a Default or an Event of Default, as the case may be, has occurred and remains uncured;

•

the holders of at least 25% in principal amount of all outstanding Notes must make a written request that the Trustee take action because of the Default and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action;

•	the Trustee must not have taken action for 60 calendar days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the Notes must not have given the Trustee a direction inconsistent with the above notice during that 60 calendar day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date.

Holders of a majority in principal amount of the Notes may waive any past Defaults other than:

•	the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or rescind an acceleration of maturity.

Each year, we will furnish to the Trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture, or else specifying any Default and the nature and status thereof.

The provisions described in the accompanying base prospectus under the caption “Description of Our Debt Securities — Events of Default, Notice and Waiver” will not apply to the Notes.

Amendment and Waiver

With the written consent of the holders of a majority in principal amount of the Notes then outstanding, we and the Trustee may amend or supplement the Indenture or modify the rights of the holders of the Notes. Such majority holders may also waive compliance by us of any provision of the Indenture, any supplemental indenture, or the Notes, except a default in the payment of principal, premium or interest. However, without the consent of the holder of each Note affected, an amendment or waiver may not:

•	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

•

reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenant described above under the caption “— Certain Covenants — Offer to Repurchase Upon a Change of Control Repurchase Event”);

•	reduce the rate of, or change the time for, payment of interest, including default interest, on any Note;

•

waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

•	make any Note payable in money other than that stated in the Notes;

•

make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

•

waive a redemption payment with respect to any Note (other than a payment required by the covenant described above under the caption “Certain Covenants — Offer to Repurchase Upon a Change of Control Repurchase Event”);

•	change the ranking of the Notes or subordinate any Notes to any of our other obligations;

•	make any change in the preceding amendment and waiver provisions; or

•	release any lien except as contemplated by the Pledge Agreement in its form as of the date of issuance of the Notes.

Except as provided below, we may not amend or waive any provision of the Pledge Agreement or the Promissory Note without the consent of the holder of each Note.

Notwithstanding the preceding, without the consent of any holder of Notes, we and the Trustee may amend or supplement the Indenture, the Pledge Agreement, the Promissory Note or the Notes:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to provide for the assumption of our obligations to holders of Notes in the case of a Substantially All Sale or Substantially All Merger;

•	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•

to conform the text of the Indenture, the Pledge Agreement, the Promissory Note or the Notes to any provision of this Description of Notes, as supplemented by any related free writing prospectus, to the extent that such provision in this Description of Notes, as so supplemented, was intended to be a verbatim recitation of a provision of the Indenture, the Pledge Agreement, the Promissory Note or the Notes; or

•	to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture.

In addition, without the consent of any holder of Notes, in connection with any required repurchase of a portion of the Promissory Note, the operating partnership may replace the Promissory Note with a promissory note revised to reflect a proportionally smaller principal amount.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the Notes or request a waiver.

The provisions described in the accompanying base prospectus under the caption “Description of Our Debt Securities — Modification of the Indenture” will not apply to the Notes.

Covenant Defeasance

Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the Indenture under which the Notes will be issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your Notes. In order to achieve covenant defeasance, we must do the following:

•

We must irrevocably deposit in trust, for the benefit of all holders of such Notes, a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates. No Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

•

We must deliver to the Trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity.

If we accomplish covenant defeasance, you can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the Trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the Event of Default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the Notes (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

We must irrevocably deposit in trust, for the benefit of all holders of such Notes, a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes. No Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

•

We must deliver to the Trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the Notes would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your Notes and you would recognize gain or loss on the Notes at the time of the deposit.

•	We must deliver to the Trustee a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Notes. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect with respect to the Notes when

(1)	either:

(a)	all the Notes that have been authenticated have been delivered to the Trustee for cancellation; or

(b)	all the Notes that have not been delivered to the Trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	have been or are to be called for redemption within one year on terms reasonably satisfactory to the Trustee,

and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the Trustee funds in trust solely for the benefit of the holders of the Notes, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such Notes delivered to the Trustee for cancellation (in the case of Notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be; and

(2)	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Notes; and

(3)	we have delivered to the Trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture and the Notes have been complied with.

The Trustee Under the Indenture

The Bank of New York Mellon will serve as the Trustee under the Indenture. If an Event of Default occurs and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of its own affairs. The Trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any Notes only after those holders have offered the Trustee indemnity satisfactory to it.

If the Trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Neither the Trustee nor any paying agent shall have any obligation to monitor or confirm, on a continuing basis or otherwise, our or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under the Indenture.

Payment, Paying Agent, Registrar and Transfer Agent

The principal amount of each Note will be payable on the stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in New York City as we may designate. The Trustee will initially act as Paying Agent, Registrar and Transfer Agent for the Notes.

Governing Law

The Indenture, the Notes, the Pledge Agreement and the Promissory Note will be governed by the laws of the State of New York.

Book-Entry Debt Securities

The DTC will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct

Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s Ratings Services’ highest rating: AAA. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can he found at www.dtcc.com and www.dtc.org.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, repurchase proceeds, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, as paying agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such

Participant and not of DTC nor its nominee, the Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, repurchase proceeds, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the Trustee, as paying agent, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or to the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we and the underwriters take no responsibility for the accuracy thereof.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Calculation Date” means the last day of each calendar quarter commencing with September 30, 2012.

“Change of Control” means the occurrence of the following:

•

the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate Ordinary Voting Power of our or our operating partnership’s issued and outstanding Equity Interests;

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

•

occupation of a majority of the seats (other than vacant seats) on our board of trustees by Persons who were neither (i) nominated by our board of trustees nor (ii) appointed by directors so nominated; or

•

the acquisition of direct or indirect Control of us or our operating partnership by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date of the closing of the offering of the Notes) not in Control of us on the date of the closing of the offering of the Notes;

“Change of Control Repurchase Event” means the occurrence of a Change of Control.

“Consolidated Leverage Ratio” means the quotient resulting from dividing (i) the sum of our and our operating partnership’s Pro Rata share of the aggregate amount of all Debt respecting us, our operating partnership and its Subsidiaries, by (ii) the sum of our and our operating partnership’s Pro Rata share of the aggregate amount of all total assets respecting us, our operating partnership and its Subsidiaries, each as determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Debt” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been, or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (vii) all Debt in the nature of that referred to in clauses (i) through (vi) above which is guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect of such Debt, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Debt, (viii) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness referred to in clause (i) through (iv) above of any Person, either directly or indirectly, and (ix) all Debt referred to in clauses (i) through (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. Debt shall be adjusted to remove (i) any impact of intangibles pursuant to ASC 805, as codified by the Financial Accounting Standards Board in June of 2009, (ii) any impact from Asset Retirement Obligations pursuant to ASC 410, as codified by the Financial Accounting Standards Board in June of 2009, (iii) any potential impact from an accounting standard substantially similar to that proposed in the exposure draft issued by the Financial Accounting Standards Board in August of 2010 related to Leases (Topic 840), and (iv) any indebtedness that can be fully satisfied by issuing equity interests at our operating partnership’s option.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Excluded Indebtedness” means (1) Non-Recourse Indebtedness of the direct and indirect Subsidiaries of our operating partnership created or acquired after the date of the Indenture and (2) Westheimer Indebtedness that, in each case, has matured or been accelerated to the extent our or our operating partnership’s direct or indirect capital contributions (and loans) to such Subsidiaries do not exceed the Investment Cap.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are in effect on the closing date of the offering of the Notes.

“Investment Cap” means $40 million minus any contributions (or loans) made to and not recovered from (1) Subsidiaries of our operating partnership created or acquired after the date of the Indenture and (2) Westheimer Limited Partnership, in each case, to the extent such entities’ Non-Recourse Indebtedness has matured or been accelerated and has not been paid or discharged or such acceleration has not been cured or rescinded, in each case, within 30 days.

“Non-Recourse Indebtedness” means an Obligation for indebtedness that can only be satisfied out of the collateral securing the Obligation and not out of the debtor’s other assets.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

“Person” means any individual, corporation, partnership, joint venture, estate, trust, unincorporated association or limited liability company, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Pro Rata” means a calculation based on the percentage of the capital stock of, or other equity interest in, any Person owned, directly or indirectly, by our operating partnership or us.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, association, limited liability company, partnership or other business entity of which securities or other ownership interests representing more than 50% of either (x) the beneficial ownership interest or (y) ordinary voting power are, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person; provided, however none of Sealy Airpark Nashville, L.P., Sealy Newmarket L.P., Sealy Northwest Atlanta L.P., Sealy Airpark Nashville General Partnership, Sealy Newmarket General Partnership, Sealy Northwest Atlanta Partners, L.P., or any other entity whose operations are not consolidated with ours, as determined in accordance with GAAP, will be considered a Subsidiary until such time as we, our operating partnership or any other Subsidiary of our operating partnership has direct or indirect control of the day-to-day management of such entity.

“Substantially All Merger” means a merger or consolidation of us with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Winthrop Group taken as a whole.

“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance to any other Person in one or a series of related transactions, directly or indirectly, of all or substantially all of the combined assets of the Winthrop Group taken as a whole.

“Westheimer Indebtedness” means Non-Recourse Indebtedness issued by 5400 Westheimer Limited Partnership and held by 5400 Westheimer Court Depositor Corp.

“Winthrop Group” means us and our direct and indirect Subsidiaries (to the extent of our economic ownership interest in such Subsidiaries) taken as a whole.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes issued pursuant to this offering. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. The discussion does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, regulated investment companies, REITs, tax-exempt organizations (except to the limited extent discussed below under “— Taxation of Tax-Exempt Holders”), financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the limited extent discussed below under “— Taxation of Non-U.S. Holders”) and other persons subject to special tax rules. This summary deals only with investors who hold their Notes as “capital assets” within the meaning of Section 1221 of the Code. This discussion is not intended to be, and should not be construed as, tax advice.

The information in this summary is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, which we refer to as the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed in this summary. Therefore, it is possible that the IRS could challenge the statements in this summary, which do not bind the IRS or the courts, and that a court could agree with the IRS.

We urge you to consult your own tax advisor regarding the tax consequences to you of ownership of the Notes in light of your particular circumstances, including the consequences to you under U.S. federal income tax laws, other U.S. federal tax laws (such as estate and gift), and the laws of any other applicable foreign, state, local or other taxing jurisdiction.

As used herein, a “U.S. Holder” means a beneficial owner of Notes who is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•

a corporation (or other entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, or any of its states, or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, including any entity that is treated as a partnership for federal income tax purposes, holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Notes, you should consult your tax advisor regarding the consequences of the ownership and disposition of Notes by the partnership.

Certain Contingent Payments

Although the matter is not free from doubt, we believe, and intend to take the position, that the Notes should not be characterized as contingent payment debt instruments under U.S. federal income tax law even though the Notes provide for certain contingent payments (see “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event”) because such contingencies should be treated as remote and/or incidental contingencies. If the IRS takes a contrary position, a U.S. Holder may be required (i) to accrue interest income at a rate higher than the stated interest rate on the Notes, and (ii) to treat as ordinary income, rather than capital gain, any gain on the sale or retirement of the Notes. You should consult your tax advisor about the risk of the Notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not contingent payment debt instruments.

Taxation of Taxable U.S. Holders

Interest.    The stated interest on the Notes generally will be taxable to you as ordinary income at the time that it is paid or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.

It is expected, and the discussion below assumes, that the Notes will not be issued with original issue discount for U.S. federal income tax purposes.

Market Discount.    If you purchase Notes after original issuance for an amount that is less than their stated redemption price at maturity, the amount of the difference will be treated as a “market discount” for U.S. federal income tax purposes, unless that difference is less than a de minimis amount ( 1/4 of 1 percent of the stated principal amount multiplied by the number of complete years to maturity of your purchase). Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, the Notes as ordinary income to the extent of the market discount that you have not previously included in income and has accrued on the Notes at the time of their payment or disposition. In addition, you may be required to defer, until the maturity of the Notes or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on your indebtedness, if any, incurred or continued to purchase or carry Notes with market discount.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Notes, unless you elect to accrue on a constant yield basis. You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield basis, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

Acquisition Premium and Amortizable Bond Premium.    If you purchase Notes for an amount in excess of the sum of all amounts payable on the Notes after the purchase date other than qualified stated interest, you will be considered to have purchased the Notes at a “premium.” You generally may elect to amortize the premium over the remaining term of the Notes on a constant yield basis as an offset to interest when includible in income under your regular accounting method, and a reduction of your tax basis in the Notes. If you do not elect to amortize bond premium, the premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the Notes. Your election to amortize premium on a constant yield basis will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

Sale, Exchange and Retirement of Notes.    You generally will recognize gain or loss upon the sale, exchange, retirement, redemption or other taxable disposition of the Notes, in an amount equal to the difference between:

•

the amount of cash and the fair market value of other property received in exchange for the Notes, other than amounts attributable to accrued but unpaid stated interest (which will be subject to tax as ordinary income to the extent not previously included in income); and

•	your adjusted tax basis in the Notes.

Your adjusted tax basis in a Note generally will equal the cost of the Note (A) increased by the amount of accrued market discount, if any, previously included in income with respect to the Note and (B) decreased by the amount of (1) any payments other than qualified stated interest payments and (2) any amortizable bond premium claimed by you as an offset to interest income.

Any gain or loss recognized will generally be capital gain or loss, and such capital gain or loss will generally be long-term capital gain or loss if the Note has been held by you for more than one year. Long-term capital gain for non-corporate taxpayers is currently subject to reduced rates of federal income taxation (15% maximum federal rate through the end of 2012). The deductibility of capital losses is subject to certain limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax. The Medicare tax will apply to interest on the Notes and gain from the disposition of the Notes. If you are a U.S. Holder that is an individual, estate, or trust, you are urged to consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Taxation of Tax-Exempt Holders

Interest income accrued on the Notes generally should not be unrelated business taxable income to a tax-exempt holder. Similarly, any gain recognized by the tax-exempt holder in connection with a sale of the Notes generally should not be unrelated business taxable income. However, if a tax-exempt holder were to finance its acquisition of the Notes with debt, a portion of the interest income and gain attributable to the Notes would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Tax-exempt holders should consult their own counsel to determine the potential tax consequences of an investment in the Notes.

Taxation of Non-U.S. Holders

The term “Non-U.S. Holder” means a holder of Notes that is not a U.S. Holder or a partnership (or an entity treated as a partnership for U.S. federal income tax purposes). The rules governing the U.S. federal income taxation of Non-U.S. Holders are complex. This section is only a summary of such rules. We urge Non-U.S. Holders to consult their own tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on their ownership of Notes, including any reporting requirements.

Interest.    Interest paid to a Non-U.S. Holder of Notes generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exception,” provided that:

•	interest paid on the Notes is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our shares that are entitled to vote;

•	the Non-U.S. Holder is not

•	a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code or

•	a bank that receives such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

the Non-U.S. Holder provides a certification, which is generally made on an IRS Form W-8BEN (or successor form) or a suitable substitute form and signed under penalties of perjury, that it is not a United States person. If the Notes are held through a financial institution or other agent acting on behalf of the Non-U.S. Holder, such holder may be required to provide appropriate documentation to his or her agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

A payment of interest to a Non-U.S. Holder that does not qualify for the portfolio interest exception and that is not effectively connected with a United States trade or business will be subject to U.S. federal withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate such withholding.

A Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to payments of interest if such payments are effectively connected with the conduct of a United States trade or business by the Non-U.S. Holder and, if an applicable tax treaty provides, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. In some circumstances, such effectively connected income received by a Non-U.S. Holder which is a corporation may be subject to an additional “branch profits tax” at a 30% base rate or, if applicable, a lower treaty rate.

To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or IRS Form W-8ECI (or successor form), or a suitable substitute form, as applicable, prior to the payment of interest.

Non-U.S. Holders are urged to consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

Sale or Retirement of Notes.    A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange or redemption of a Note unless:

•

the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption, and certain other conditions are met; or

•

the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such Non-U.S. Holder.

Except to the extent that an applicable tax treaty provides otherwise, a Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to gain realized on the sale, exchange or redemption of the Notes if such gain is effectively connected with the conduct of a United States trade or business by the Non-U.S. Holder and, if an applicable tax treaty provides, such gain is attributable to a United States permanent establishment maintained by the Non-U.S. Holder. In certain circumstances, a Non-U.S. Holder that is a corporation will be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate on such income.

Information Reporting and Backup Withholding Applicable to Holders of Notes

U.S. Holders

Certain U.S. Holders may be subject to information reporting requirements on payments of principal and interest on the Notes and payments of the proceeds of the sale, exchange, or redemption of the Notes, and backup withholding, currently imposed at a rate of 28%, may apply to such payments if the U.S. Holder:

•	fails to furnish an accurate taxpayer identification number, or TIN, to us in the manner required;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.

A U.S. Holder that fails to provide a correct TIN may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a refund or a credit against such U.S. Holder’s federal income tax liability, provided that the requisite procedures are followed.

U.S. Holders of Notes are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders

A Non-U.S. Holder is generally not subject to backup withholding with respect to payments of interest on the Notes if it certifies as to its status as a Non-U.S. Holder under penalties of perjury or if it otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the Non-U.S. Holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied. Information reporting requirements, however, will apply to payments of interest to Non-U.S. Holders where such interest is subject to withholding or exempt from United States withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

FATCA Withholding

U.S. tax legislation (“FATCA”) enacted in 2010 and subsequent IRS guidance provides that a 30% withholding tax will be imposed on interest payments (for payments made after December 31, 2013) and the gross proceeds from a sale of interest-bearing obligations (for payments made after December 31, 2014) to a foreign entity if such entity fails to satisfy certain new disclosure and reporting rules. In general, these new disclosure and reporting rules require that (i) in the case of a foreign financial entity, the entity identify and provide information in respect of financial accounts held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial U.S. owners of such entity. Pursuant to proposed Treasury regulations, the FATCA withholding tax will apply to payments with respect to debt instruments issued or significantly modified after December 31, 2012. Under the proposed regulations, FATCA withholding is not expected to apply to payments of interest on the Notes or to payments of gross proceeds of the disposition of the Notes, unless the Notes are “significantly modified” on or after January 1, 2013 in such a way that they are considered to be re-issued for federal income tax purposes.

UNDERWRITING

We are offering the Notes described in this prospectus supplement and the accompanying base prospectus through a number of underwriters. Barclays Capital Inc., Stifel, Nicolaus & Company, Incorporated and Jefferies & Company, Inc. are acting as representatives of the underwriters. We have entered into an underwriting agreement with the representatives on their behalf and on the behalf of the other underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed, severally and not jointly, to purchase the aggregate principal amount of Notes listed next to its name in the following table:

Underwriters	Principal Amount
Barclays Capital Inc.	$
Stifel, Nicolaus & Company, Incorporated
Jefferies & Company, Inc.
Credit Suisse Securities (USA) LLC
KeyBanc Capital Markets
MLV & Co. LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We expect that delivery of the Notes will be made against payment therefore on or about                     , 2012, which will be the fifth business day following the date of the pricing of the Notes (such settlement being herein referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date of delivery hereunder will be required, by virtue of the fact that the Notes initially will settle in T+5 business days, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

Commissions and Discounts

The underwriting fee is equal to the public offering price per Note less the amount paid by the underwriters to us per Note. The underwriting fee is $             per Note. The following table shows the per Note and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes.

	Per Note		Total
	Without Over- Allotment		Without Over- Allotment	With Over- Allotment
Public offering price		%	$	$
Sales load (underwriting discounts and commissions)		%	$	$
Proceeds to us before expenses		%	$	$

The underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of $             per Note. The underwriters may allow, and the dealers may reallow, a discount not in excess of $             per Note. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

We estimate that the total expenses of this offering payable by us (other than the sales load) will be approximately $            , or approximately $             per Note excluding the over-allotment and approximately $             per Note including the over-allotment.

New Listing of Notes

The Notes are a new issue of securities with no established trading market. We have applied to list the Notes on the NYSE. If the application is approved, we expect trading in the Notes on the NYSE to begin within 30 days after the original issue date. Currently there is no public market for the Notes.

We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Over-allotment Option

The underwriters have an option to buy up to an additional $             million in aggregate principal amount of the Notes from us to cover over-allotments, if any. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any Notes are purchased with this over-allotment option, the underwriters will purchase Notes in approximately the same proportion as shown in the table above. If any additional Notes are purchased, the underwriters will offer the additional Notes on the same terms as those on which all Notes are being offered.

No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to, directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing for a period of 60 days after the date of this prospectus supplement without first obtaining the written consent of Barclays Capital Inc., Stifel, Nicolaus & Company, Incorporated and Jefferies & Company, Inc. This consent may be given at any time without public notice.

Price Stabilizations and Short Positions

In connection with this offering the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment syndicate covering transactions and stabilizing transactions. Over-allotment involves sales by the underwriters of Notes in excess of the number of securities required to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of securities made in an amount up to the number of securities represented by the underwriters’ over-allotment option. Transactions to close out the covered syndicate short involve either purchases of such securities in the open market after the distribution has been completed or the exercise of the over-allotment option. In determining the source of securities to close out the covered syndicate short position, the underwriters may consider the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. The underwriters may also make “naked” short sales, or sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of securities in the open market while the offering is in progress for the purpose of fixing or maintaining the price of the securities.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter or syndicate member when the underwriters repurchase securities originally sold by that underwriter or syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of raising or maintaining the market price of the securities or preventing or retarding a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE or otherwise. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions. If the underwriters commence any of these transactions, they may discontinue them at any time.

Underwriter Relationships

Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us and our affiliates in the ordinary course of their business for which they have received or will receive customary compensation and expense reimbursement. In addition, KeyBank National Association, an affiliate of KeyBanc Capital Markets, Inc., is the lender under our revolving credit facility.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement or accompanying base prospectus or any other material relating to us or the Notes in any jurisdiction where action for that purpose is required. Accordingly, the Notes may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying base prospectus or any other offering material or advertisements in connection with the Notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell the Notes offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

Electronic Delivery

The underwriters may make this prospectus supplement and accompanying base prospectus available in an electronic format. The prospectus supplement and accompanying base prospectus in electronic format may be made available on a website maintained by any of the underwriters, and the underwriters may distribute such documents electronically. The underwriters may agree with us to allocate a limited number of Notes for sale to their online brokerage customers. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K of Winthrop Realty Trust for the year ended December 31, 2011 and the consolidated financial statements of Lex-Win Concord LLC as of December 31, 2009 and for the year ended December 31, 2009 included as exhibit 99.1 of Winthrop Realty Trust’s 2011 Annual Report on Form 10-K have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Concord Debt Holdings LLC as of December 31, 2011 and for the year ended December 31, 2011 included as Exhibit 99.2 of Winthrop Realty Trust’s 2011 Annual Report on Form 10-K incorporated by reference in this Prospectus Supplement have been so incorporated in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Sealy Northwest Atlanta Partners, LP as of December 31, 2011 and for the year ended December 31, 2011 included as Exhibit 99.3 of Winthrop Realty Trust’s 2011 Annual Report on Form 10-K incorporated by reference in this Prospectus Supplement have been so incorporated in reliance on the report of Frazier & Deeter, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Sealy Newmarket General Partnership as of December 31, 2011 and for the year ended December 31, 2011 included as Exhibit 99.4 of Winthrop Realty Trust’s 2011 Annual Report on Form 10-K incorporated by reference in this Prospectus Supplement have been so incorporated in reliance on the report of Frazier & Deeter, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Katten Muchin Rosenman LLP, New York, New York, and for the underwriters by Goodwin Procter LLP, New York, New York. Hahn Loeser & Parks LLP, Cleveland, Ohio, will issue an opinion to us regarding certain matters of Ohio law, including the validity of the Notes.

PROSPECTUS

Winthrop Realty Trust

$450,000,000 of

Common Shares Of Beneficial Interest

Preferred Shares Of Beneficial Interest

Rights

Debt Securities

We are Winthrop Realty Trust, a real estate investment trust formed under the laws of the State of Ohio. Our operations are managed by our external advisor, FUR Advisors LLC.

This prospectus relates to the public offer and sale by us of one or more series of:

•	common shares of beneficial interest, par value $1 per share;

•	preferred shares of beneficial interest;

•	rights to purchase common shares of beneficial interest; and/or

•	senior or subordinated debt securities.

The preferred shares may be convertible into common shares or into preferred shares of another series and the debt securities may be exchangeable for common or preferred shares. The aggregate public offering price of the common shares, preferred shares, rights and debt securities covered by this prospectus, which we refer to collectively as the securities, will not exceed $450,000,000. The securities may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered and the specific manner in which they may be offered will be set forth in the applicable prospectus supplement. The applicable prospectus supplement will also contain information, where appropriate, about the risk factors and federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by that prospectus supplement.

We may offer the securities directly to investors, through agents designated by us from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Our common shares are traded on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “FUR.”

Information contained in this prospectus with respect to our common shares has been adjusted to give effect to the one-for-five reverse split of our common shares that took effect after the close of trading on the NYSE on November 28, 2008.

See “Risk Factors” beginning on page 2 for certain factors relevant to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 13, 2009.

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CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

Any statements included in this prospectus, including any statements in the document that are incorporated by reference herein that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained or incorporated by reference herein should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans, intentions or anticipated or projected events, results or conditions. Such forward-looking statements are dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. Such forward-looking statements include statements with respect to:

•	the declaration or payment of distributions by us;

•	the ownership, management and operation of properties;

•	potential acquisitions or dispositions of our properties, assets or other businesses;

•	our policies regarding investments, acquisitions, dispositions, financings and other matters;

•	our qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended, which we refer to as the Code;

•	the real estate industry and real estate markets in general;

•	the availability of debt and equity financing;

•	interest rates;

•	general economic conditions;

•	supply of real estate investment opportunities and demand;

•	trends affecting us or our assets;

•	the effect of acquisitions or dispositions on capitalization and financial flexibility;

•

the anticipated performance of our assets and of acquired properties and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, earnings before interest, depreciation and amortization, property net operating income, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing; and

•	our ability, and that of our assets and acquired properties and businesses to grow.

You are cautioned that, while forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this prospectus and any amendment hereof, including, without limitation, the information set forth in “RISK FACTORS” below or in any risk factors in documents that are incorporated by reference in this prospectus, identifies important factors that could cause such differences. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may reflect any future events or circumstances.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC website or at the SEC offices mentioned under the heading “WHERE YOU CAN FIND MORE INFORMATION.” All references to “the trust,” “we,” “our” and “us” in this prospectus mean Winthrop Realty Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor.

OUR COMPANY

We are a real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Ohio. Our operations are managed by FUR Advisors LLC, who we refer to as FUR Advisor or our advisor. Our common shares are traded on the NYSE under the symbol “FUR.” We conduct our business through WRT Realty L.P., a Delaware limited partnership which we refer to as the operating partnership. We are the sole general partner of, and own all of the limited partnership interests in, the operating partnership. Our operating partnership structure, commonly referred to as an umbrella partnership real estate investment trust or “UPREIT” structure, provides us with additional flexibility when acquiring properties for cash and/or by issuing to sellers, as a form of consideration, limited partnership interests in our operating partnership. Although we have not yet issued any limited partnership interests in connection with the acquisition of an asset, we believe that this structure facilitates our ability to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a seller while preserving our available cash for other purposes.

We are engaged in the business of owning real property and real estate related assets which we categorize into three operating segments: (i) the ownership of investment properties which we refer to as operating properties; (ii) the origination and acquisition of loans and debt securities secured directly or indirectly by commercial and multi-family real property, which we refer to as loan assets and loan securities, including collateral mortgage-backed securities, which we refer to as CMBS, and collateral debt obligations, which we refer to as CDO’s; and (iii) the ownership of equity and debt securities in other REITs, which we refer to as REIT securities.

As of June 30, 2009, we held interests in properties containing approximately 9.5 million square feet of rentable space, owned either directly by us or through joint ventures. We also held loan assets and loan securities totaling $106,167,000, which consists primarily of our investment in the Marc Realty portfolio. In addition, we held REIT securities valued at $53,967,000 and cash and cash equivalents of approximately $20,469,000. As of June 30, 2009, we had written down our investment in Lex-Win Concord LLC, which we refer to as Concord, to zero for financial statement purposes but we, together with our partners, have not ceased to work towards some equity recovery.

Our executive offices are located at 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114-9507 and Two Jericho Plaza, Jericho, New York 11753. Our telephone numbers are (617) 570-4614 and (516) 822-0022 and our website is located at http:/www.winthropreit.com. None of the information on our website that is not otherwise expressly set forth in or incorporated by reference in this prospectus is a part of this prospectus.

RISK FACTORS

We, our assets and the entities in which we invest are subject to a number of risks customary for REITs, property owners, loan originators and holders and equity investors as well as a number of risks involved in our investment policy that not all REITs may have. Material factors that may adversely affect our business operations and financial conditions are summarized below. As used in this Risk Factors section and except as expressly provided otherwise, references to the terms “we”, “our” or “us” include both the trust and its ventures, including Concord.

We may not be able to invest our cash reserves in suitable investments.

As of June 30, 2009, we had approximately $20,469,000 of cash and cash equivalents available for investment. Our ability to generate increased revenues is dependent upon our ability to grow our asset base by investing these funds, as well as additional funds which we may raise or borrow, in real estate related assets that will ultimately generate favorable returns.

We are subject to significant competition and we may not compete successfully.

We have significant competition with respect to our acquisition of operating properties and our acquisition and origination of loan assets with many other companies, including other REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies and other investors some of which may have a lower cost of funds and access to funding sources that are not available to us.

Investing through ventures presents additional risks.

Our investments in ventures present additional risks such as our having differing objectives than our partners from time to time or the entities in which we invest or our becoming involved in disputes or possibly competing with those persons in investments unrelated to our joint venture. In addition, we rely on the internal controls and financial reporting controls of these entities and their failure to comply with applicable standards may adversely affect us.

Investing in private companies involves specific risks.

We have held and may acquire additional ownership interests in private companies not subject to the reporting requirements of the SEC. Investments in private businesses involve a higher degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. There is generally no publicly available information about these private companies, and we will rely significantly on the due diligence of our advisor to obtain information in connection with our investment decisions.

Many of our investments are illiquid, and we may not be able to adjust our portfolio in response to changes in economic and other conditions, which may result in losses to us.

Many of our investments are relatively illiquid and, therefore, our ability to sell properties and purchase other properties, loan assets, loan securities and debt promptly in response to a change in economic or other conditions may be limited. The requirements of the Code with regard to REITs also may limit our ability to sell investments. These considerations could make it difficult for us to dispose of properties, even if a disposition were in the best interest of our shareholders. As a result, our ability to adjust our portfolio in response to changes in economic and other conditions may be relatively limited, which may result in losses to us.

We leverage our portfolio, which may adversely affect our return on our investments and may reduce cash available for distribution.

We seek to leverage our portfolio through borrowings. Our return on investments and cash available for distribution to holders of our preferred and common shares may be reduced to the extent that changes in market conditions make new borrowings or refinancing of existing debt difficult or even impossible or cause the cost of our financings to increase relative to the income that can be derived from the assets. Our debt service payments reduce the cash available for distributions to holders of preferred and common shares. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or forced sale to satisfy our debt obligations. A decrease in the value of the assets may lead to a requirement that we repay certain credit facilities. We may not have the funds available, or be able to arrange for refinancings, to satisfy such repayments.

We may change our investment and operational policies.

We may change our investment and operating strategy either voluntarily or as result of the severe downturn in the economy, including our policies with respect to investments, acquisitions, growth, operations, indebtedness, capitalization and distributions, at any time without the consent of our shareholders, which could result in our making investments that are different from, and possibly riskier than, our current investments. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect our share price and our ability to make distributions.

Interest rate fluctuations may reduce our investment return.

Certain of our loan obligations or loan assets have floating interest rates. In such cases, an increase in interest rates would increase our loan obligations while a decrease in interest rates would decrease the interest received on our loan assets. Where possible we seek to mitigate these risks by acquiring interest rate cap agreements, rate collars and other similar protections. To the extent we have not mitigated these risks or our actions are ineffective, a fluctuation in interest rates could negatively impact our cash flow due to an increase in loan obligations or a decrease in interest received on our loan assets.

We engage in hedging transactions that may limit gains or result in losses.

We have and may continue to use hedging instruments in our risk management strategy to limit the effects of changes in interest rates on our operations. A hedge may not be effective in eliminating all of the risks inherent in any particular position. Further, we have and could continue to recognize losses on a hedge position which reduces the cash available for distribution. In addition, we run the risk of default by a counterparty to a hedging arrangement

We must manage our investments in a manner that allows us to rely on an exemption from registration under The Investment Company Act in order to avoid the consequences of regulation under that Act.

We intend to operate so that we are exempt from registration as an investment company under the Investment Company Act of 1940, as amended. Therefore, the assets that we may invest in, or acquire, are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder. If we are required to make investments in order to be exempt from registration, such investments may not represent an optimum use of our capital when compared to other available investments.

We may not be able to obtain capital to make investments.

As a REIT, we are dependent primarily on external financing to fund the growth of our business because one of the requirements for a REIT is that it distribute at least 90% of its net taxable income, excluding net capital gains, to its shareholders. Accordingly, to the extent we are unable to obtain debt or equity financing it will likely have a material adverse affect on our financial condition and results of operations, our stock price and our ability to pay dividends to our shareholders.

We have significant distribution obligations to holders of our Series B-1 preferred shares.

The provisions of our Series B-1 preferred shares currently require us to make annual distributions presently aggregating approximately $2,268,500 before any distributions may be made on our common shares.

Our ratio of total debt to total entity value may increase.

If our ratio of total debt to total entity value (total market equity value of our common and preferred shares plus debt) increases, it may increase the risk of default on our loan-debt obligations and limit our ability to obtain additional equity or debt financing, either of which would adversely affect our financial condition and results of operations.

Covenants in our debt instruments could adversely affect our financial condition and our ability to make future investments.

The mortgages on our properties contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property. Our credit facilities contain, and other loans that we may obtain in the future contain, customary restrictions, requirements and other limitations on our ability to incur indebtedness. These restrictions can include, among other things, a limitation on our ability to incur debt based upon the level of our ratio of total debt to total assets, our ratio of secured debt to total assets, our ratio of EBITDA to interest expense and fixed charges, and a requirement for us to maintain a certain level of unencumbered assets to unsecured debt. Our ability to borrow under our credit facility with KeyBank National Association is subject to compliance with certain other covenants including the absence of factors both within and outside of our control which would cause a material adverse change in the loan syndication, financial or capital market conditions. In addition, failure to comply with our covenants could cause a default under the applicable debt instrument, and we may then be required to repay such debt with funds from other sources which may not be available to us, or be available only on unattractive terms. Concord is subject to similar risks with respect to its credit facilities as well as the additional risks discussed below.

Future issuances and sales of equity or debt interests pursuant to an outstanding registration statement may affect the market price of our common shares.

The actual issuance of additional common or preferred shares or the sale of debt securities by us may decrease the market price of our common shares.

If we issue preferred equity or debt we may be exposed to additional restrictive covenants and limitations on our operating flexibility, which could adversely affect our ability to pay dividends.

If we decide to issue preferred equity or debt in the future, it is likely that they will be governed by an indenture or other instrument containing covenants that may restrict our operating flexibility.

Additional issuances of common shares may negatively impact our dividend rate payable on our common shares.

In paying dividends on our common shares we endeavor to have our dividends track cash flow from operations, both recurring and nonrecurring. Accordingly, as we issue additional common shares, the per share dividend will likely decrease until such time as we can deploy the proceeds from such issuance of common shares in investments which increase our recurring and nonrecurring cash flow.

Our due diligence may not reveal all of the liabilities associated with a proposed investment and may not reveal other weaknesses.

There can be no assurance that due diligence by our advisor in connection with a new investment will uncover all relevant facts which could adversely affect the value of the investment or that the investment will be successful.

We may fail to remain qualified as a REIT, which would reduce the cash available for distribution to our shareholders.

Qualification as a REIT for federal income tax purposes is governed by highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. Our qualification as a REIT also depends on various facts and circumstances that are not entirely within our control. In addition, legislation, new regulations, administrative interpretations or court decisions might change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of qualification as a REIT.

If, with respect to any taxable year, we were to fail to maintain our qualification as a REIT, we would not be able to deduct distributions to our shareholders in computing our taxable income and would have to pay federal corporate income tax (including any applicable alternative minimum tax) on our taxable income. If we had to pay federal income tax, the amount of money available to distribute to our shareholders would be reduced for the year or years involved. In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost and thus our cash available for distribution to our shareholders would be reduced in each of those years, unless we were entitled to relief under relevant statutory provisions.

Although we currently intend to operate in a manner designed to allow us to continue to qualify as a REIT, future economic, market, legal, tax or other considerations might cause us to revoke the REIT election. In that event, we and our shareholders would no longer be entitled to the federal income tax benefits applicable to a REIT.

In order to maintain our status as a REIT, we may be forced to borrow funds or sell assets during unfavorable market conditions.

As a REIT, we must distribute at least 90% of our annual REIT taxable income, subject to certain adjustments, to our shareholders. To the extent that we satisfy the REIT distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws.

From time to time, we may have taxable income greater than our cash flow available for distribution to our shareholders (for example, due to substantial non-deductible cash outlays, such as capital expenditures or principal payments on debt). If we did not have other funds available in these situations, we could be required to borrow funds, sell investments at disadvantageous prices or find alternative sources of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid income and excise taxes in a particular year. These alternatives could increase our operating costs and diminish our rate of growth.

Factors that may cause us to lose our New York Stock Exchange listing.

We might lose our listing on the NYSE depending on a number of factors, including failure to qualify as a REIT, or our not meeting the NYSE’s requirements, including those relating to the number of shareholders, the price of our common shares and the amount and composition of our assets.

Ownership limitations in our bylaws may adversely affect the market price of our common shares.

Our bylaws contain an ownership limitation that is designed to prohibit any transfer that would result in our being “closely-held” within the meaning of Section 856(h) of the Code. This ownership limitation, which may be waived by our Board of Trustees, generally prohibits ownership, directly or indirectly, by any single shareholder of more than 9.8% of our common shares. Our Board of Trustees has waived this ownership limitation on a number of occasions. Unless the Board of Trustees waives the restrictions or approves a bylaw amendment, common shares owned by a person or group of persons in excess of 9.8% of our outstanding common shares are not entitled to any voting rights, are not considered outstanding for quorum or voting purposes, and are not entitled to dividends, interest or any other distributions with respect to the common shares. The ownership limit may have the effect of inhibiting or impeding a change of control or a tender offer for our common shares.

Any one of a prolonged economic slowdown, a lengthy or severe recession or continued instability in the credit market could harm our operations and viability.

A prolonged economic slowdown, a lengthy or severe recession and the continued instability in the credit market has and will affect our operations and viability in a number of ways including:

•	Depressed prices for our assets;

•	Decreases in interest income received or increases in interest expenses paid;

•	Fewer potential purchasers for our assets;

•	Increased risk of default on loan assets and loan securities;

•	Inability to obtain new or replacement financing;

•	Inability to sell additional debt or equity securities; and

•	Increased likelihood of margin calls on Concord’s repurchase facilities.

Risks incidental to the ownership and operation of real estate assets.

The value of an investment in us depends upon our financial performance and the value of our operating properties, both those presently held as well as future investments, which are subject to the risks normally associated with the ownership, operation and disposal of real estate properties and real estate related assets, including:

•	adverse changes in general and local economic conditions which affect the demand for real estate assets;

•	competition from other properties;

•	changes in interest rates and the availability of financing;

•	the cyclical nature of the real estate industry and possible oversupply of, or reduced demand for, space in the markets in which our properties are located;

•	the attractiveness of our properties to tenants and purchasers;

•	how well we manage our properties;

•	changes in market rental rates and our ability to rent space on favorable terms;

•	the financial condition of our tenants and borrowers including bankruptcy or insolvency of tenants and borrowers;

•	the need to periodically renovate, repair and re-lease space and the costs thereof;

•	increases in maintenance, insurance and operating costs;

•	civil unrest, armed conflict or acts of terrorism against the United States; and

•	earthquakes floods and other natural disasters or acts of God that may result in uninsured losses.

In addition, applicable federal, state and local regulations, zoning and tax laws and potential liability under environmental and other laws may affect real estate values. Further, throughout the period that we own real property, regardless of whether or not a property is producing any income, we must make significant expenditures, including those for property taxes, maintenance, insurance and related charges and debt service. The risks associated with real estate investments may adversely affect our operating results and financial position, and therefore the funds available for distribution to you as dividends.

Failure to renew expiring leases could adversely affect our financial condition.

We are subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or reletting, including the cost of any required renovations, may be less favorable than the current lease terms. This risk is substantial with respect to our net leased properties as single tenants lease 100% of each property. Nineteen of our properties, containing an aggregate of approximately 2,896,000 square feet of space are net leased to seven different tenants. Leases accounting for approximately 16% of the aggregate annualized base rents from our operating properties for 2008, representing approximately 14% of the net rentable square feet at the properties, are scheduled to expire in 2009. Other leases grant tenants early termination rights upon payment of a termination penalty. Lease expirations will require us to locate new tenants and negotiate replacement leases with new tenants. The costs for tenant improvements, tenant concessions and leasing commissions, with respect to new leases, are traditionally greater than costs relating to renewal leases. If we are unable to promptly relet or renew leases for all or a substantial portion of the space subject to expiring leases, or if the rental rates upon such renewal or reletting are significantly lower than expected, our revenue and net income could be adversely affected.

We are subject to risks associated with the financial condition of our tenants.

The current credit and capital market crisis and economic slowdown will likely have a negative impact on our tenants due to a downturn in their business. This negative impact could result in the tenant’s inability to make rental payments when due. In addition, a tenant may seek the protection of bankruptcy, insolvency or similar laws, which could result in the rejection and termination of such tenant’s lease and cause a reduction in our cash flow. If this were to occur at a net lease property, the entire property would become vacant.

We cannot evict a tenant solely because of its filing for bankruptcy. A bankruptcy court, however, may authorize a tenant to reject and terminate its lease. In such a case, our claim against the tenant for past due rent and unpaid future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In any event, it is unlikely that a bankrupt tenant will pay in full the amount it owes us under a lease. The loss of rental payments from tenants could adversely affect our cash flows and operating results.

The loss of a major tenant could adversely affect our financial condition.

We are and expect that we will continue to be subject to a degree of tenant concentration at certain of our operating properties and the properties securing our loan assets and loan securities. In the event that a tenant occupying a significant portion of one or more of our properties or whose rental income represents a significant portion of the rental revenue at such property or properties were to experience financial weakness, default on its lease, elect not to renew its lease or file bankruptcy it would negatively impact our operations and cash flows. Similarly, if a tenant occupying a significant portion of one or more of the properties securing our loan assets or loan securities or whose rental income represents a significant portion of the rental revenue at such property or properties experiences financial weakness, defaults on its lease, elects not to renew its lease or files for bankruptcy, it would negatively impact our operations and cash flows.

We may be unable to refinance our existing debt or preferred share financings or obtain favorable refinancing terms.

We are subject to the normal risks associated with debt and preferred share financings, including the risk that our cash flow will be insufficient to meet required payments of principal and interest on debt and distributions and redemption payments to holders of preferred shares and the risk that indebtedness on our properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due, or that the terms of any renewal or refinancing will not be as favorable as the terms of such indebtedness. This risk is exacerbated by the recent capital market crisis which has resulted in tightened lending requirements for real estate related assets and in some cases the inability to refinance real estate indebtedness. If we were unable to refinance indebtedness or preferred share financings on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on disadvantageous terms, which might result in losses to us, which could have a material adverse affect on us and our ability to pay distributions to our holders of preferred shares and common shares. Furthermore, if a property is mortgaged or a loan pledged to secure payment of indebtedness and we are unable to meet the debt payments, the lender could foreclose upon the property or the loan, appoint a receiver or obtain an assignment of rents and leases or pursue other remedies, all with a consequent loss of revenues and asset value to us. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering our ability to meet the REIT distribution requirements.

With respect to upcoming maturities, none of our loans are scheduled to mature in 2009, inclusive of extension rights. As of June 30, 2009 there are $2,871,000 of scheduled principal payments on mortgage loans remaining in 2009. The remaining balance of approximately $223,784,000 is scheduled to be paid down or mature in 2010 or later.

Some of our potential losses may not be covered by insurance.

We will use our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on our investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment and also may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it not feasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, received by us might not be adequate to restore our economic position with respect to such property. With respect to our net leased properties, under the lease agreements for such properties, the tenant is required to adequately insure the property, but their failure or inability to have adequate coverage might adversely affect our economic position with respect to such property.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unanticipated expenditures that adversely affect our ability to pay dividends.

All of our properties are required to comply with the Americans with Disabilities Act, which we refer to as the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Although we believe that our properties are in compliance with the ADA, it is possible that we may incur additional expenditures which, if substantial, could adversely affect our results of operations, our financial condition and our ability to pay dividends.

In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by local, state and federal governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have an adverse affect on our ability to pay dividends.

We may incur costs to comply with environmental laws.

The obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, may adversely affect our operating costs. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on or under the property. Environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances and whether or not such substances originated from the property. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect our ability to borrow by using such property as collateral. We maintain insurance related to potential environmental issues on our currently non-net leased properties which may not be adequate to cover all possible contingencies.

The loans we invest in are subject to delinquency, foreclosure and loss.

Our commercial real estate loan assets and loan securities are directly and indirectly secured by income producing property. These loans are subject to risks of delinquency and foreclosure as well as risk associated with the capital markets. The ability of a borrower to repay a loan secured by an income producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If a borrower were to default on a loan, it is possible that we would not recover the full value of the loan.

The subordinate loan assets we invest in may be subject to risks relating to the structure and terms of the transactions, and there may not be sufficient funds or assets remaining to satisfy our subordinate notes, which may result in losses to us.

We invest in loan assets that are subordinate in payment and collateral to more senior loans. If a borrower defaults or declares bankruptcy, after the more senior obligations are satisfied, there may not be sufficient funds or assets remaining to satisfy our subordinate notes. Because each transaction is privately negotiated, subordinate loan assets can vary in their structural characteristics and lender rights, including our rights to control the default or bankruptcy process. The subordinate loan assets that we invest in may not give us the right to demand foreclosure as a subordinate debtholder. Furthermore, the presence of intercreditor agreements may limit our ability to amend the loan documents, assign the loans, accept prepayments, exercise remedies and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire possession of underlying collateral in the event of a default, during which time the collateral may decline in value. In addition, there are significant costs and delays associated with the foreclosure process.

We invest in subordinate mortgage-backed securities which are subject to a greater risk of loss than senior securities. We may hold the most junior class of mortgage-backed securities which are subject to the first risk of loss if any losses are realized on the underlying mortgage loans.

We invest in a variety of subordinate loan securities, and sometimes hold a “first loss” subordinate holder position. The ability of a borrower to make payments on the loan underlying these securities is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower since the underlying loans are generally non-recourse in nature. In the event of default and the exhaustion of any equity support, reserve funds, letters of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities purchased.

The widening of credit spreads has had and will continue to have a negative impact on the value of Concord’s assets.

The fair value of Concord’s loan assets and loan securities is dependent upon the yield demanded on these assets by the market based on the underlying credit. A large supply of these loan assets and loan securities combined with reduced demand will generally cause the market to require a higher yield on these loan assets and loan securities, resulting in a higher, or “wider,” spread over the benchmark rate of such loan assets and loan securities. Under these conditions such as those that we are currently experiencing, the value of loan assets and loan securities in Concord’s portfolio has and will decline. Such changes in the market value of Concord’s portfolio has and will adversely affect Concord’s net equity through their impact on unrealized gains or losses on available-for-sale loan assets and loan securities, and therefore Concord’s cash flow since Concord would be unable to realize gains through sale of such loan assets and loan securities. Also, they have and could continue to adversely affect Concord’s ability to borrow and access capital.

Concord prices its assets based on its assumptions about future credit spreads for financing of those assets. Concord has obtained in the past longer term financing for its assets using structured financing techniques, such as Concord Real Estate CDO 2006-1, Ltd., which we refer to as CDO-1. Such issuances entail interest rates set at a spread over a certain benchmark, such as the yield on United States Treasury obligations, swaps or LIBOR. If the spread that investors are paying on structured finance vehicles over the benchmark widens and the rates Concord charges on its securitized assets are not increased accordingly, this may reduce Concord’s income or cause losses.

The deterioration of the credit markets has had an adverse impact on the ability of borrowers to obtain replacement financing.

The deterioration of credit markets has made it extremely difficult for borrowers to obtain mortgage financing. The inability of borrowers to obtain replacement financing has led and will likely continue to lead to more loan defaults thereby resulting in expensive and time consuming foreclosure actions and/or negotiated extensions to existing loans beyond their current expirations on terms which may not be as favorable to us as the existing loans.

The repurchase agreements that Concord uses to finance its investments may require it to provide additional collateral.

If the market value of the loan assets and loan securities pledged or sold by Concord to counterparties decline in value, which decline is determined, in most cases, by the repurchase counterparties, Concord may be required by the repurchase counterparties to provide additional collateral or pay down a portion of the funds advanced. Posting additional collateral to support its repurchase facilities will reduce Concord’s return on assets and liquidity as well as limit its ability to leverage its assets. If Concord cannot post additional collateral, Concord will be required to satisfy the margin calls in cash. Accordingly, if Concord is required to use its cash, or if it does not have sufficient cash, to meet such requirements, absent additional capital from us and/or others, it will result in a rapid deterioration of Concord’s financial condition and solvency as well as the loss of assets to the repurchase counterparties, thereby adversely affecting the trust’s investment in Concord. In this regard, Concord is required to reduce the outstanding balance under its repurchase agreement with Column Financial, Inc. which had an outstanding balance of approximately $79,313,000 as of September 30, 2009, to $60,000,000 by December 31, 2009. It is expected this reduction will be satisfied, if at all, from sales of certain assets pledged under the repurchase agreement.

The credit and capital market deterioration has significantly strained Concord’s liquidity.

The inability of Concord to obtain replacement financing coupled with pending maturities and margin calls on its repurchase obligations has significantly strained Concord’s liquidity as cash from operations is required to be used primarily to satisfy repayments under repurchase agreements and margin calls. Until there is a recovery in the credit and capital markets and depending on the timing and extent of margin calls and loan defaults, Concord will likely have to utilize its cash flow to meet regular debt service payments as well as margin calls on its repurchase facilities and preferred distribution payments. In addition, if alternative financing is not available or the level of defaults on Concord’s loan assets and loan securities increases, Concord may not have sufficient liquidity to satisfy its debt obligations which may require Concord to liquidate assets at unfavorable pricing, and thereby adversely affect the recovery of the trust’s investment in Concord.

We may not recover any of our equity investment in Concord.

For the quarter ended June 30, 2009, Concord was in default under several of its credit facilities and, as of June 30, 2009, we wrote down our investment in Concord to zero. While the writedown of our investment in Concord to zero for financial statement purposes should not convey to investors that we and our partners have ceased to work towards equity recovery, there can be no assurance that we will recover any of our investment in Concord.

In addition, as of August 26, 2009, Concord’s independent registered public accounting firm reissued its audit report, dated March 1, 2009, relating to Concord’s financial statements at December 31, 2008 to raise substantial doubt as to Concord’s ability to continue as a going concern because Concord had suffered losses from operations and was in violation of certain debt covenants, as a result of certain events that occurred subsequent to the date of their original report.

Credit ratings assigned to Concord’s investments are subject to ongoing evaluations and we cannot be sure that the ratings currently assigned to Concord’s investments will not be downgraded.

Some of Concord’s investments are rated by the major rating agencies. The credit ratings on these investments are subject to ongoing evaluation by credit rating agencies. If rating agencies assign a lower rating or reduce, or indicate that they may reduce, their ratings of Concord’s investments, the market value of those investments could significantly decline, which could have an adverse affect on Concord’s financial condition by causing additional margin calls and making it more difficult to replace assets in CDO-1.

The coverage tests in Concord’s CDO-1 may have a negative impact on Concord’s operating results and cash flows.

CDO-1 contains coverage tests, including over-collateralization tests, which are used primarily to determine whether and to what extent principal and interest proceeds on the underlying collateral debt securities and other assets may be used to pay principal and interest on the subordinate classes of bonds in CDO-1. In the event the coverage tests are not met, distributions otherwise payable to Concord may be re-directed to pay principal on the highest bond classes. Therefore, Concord’s failure to satisfy the coverage tests could adversely affect Concord’s operating results and cash flows.

Certain coverage tests which may be applicable to Concord’s interest in CDO-1 (based on delinquency levels or other criteria) may also restrict Concord’s ability to receive net income from assets pledged to secure CDO- 1. If Concord’s assets fail to perform in accordance with their terms, Concord’s over-collateralization or other credit enhancement expense associated with CDO-1 will increase.

Our investments in REIT securities are subject to specific risks relating to the particular REIT issuer of the securities and to the general risks of investing in equity interests of REITs.

Our investments in REIT securities involve special risks. These risks include many, if not all, of the foregoing risks which apply to an investment in us, including: (i) risks generally incident to interests in real property; (ii) risks associated with the failure to maintain REIT qualification; and (iii) risks that may be presented by the type and use of a particular commercial property.

Ability of our advisor to operate properties directly affects our financial condition.

Other than for severe economic conditions or natural forces which may be unanticipated or uncontrollable, the ultimate value of our assets and the results of our operations will depend on the ability of our advisor to operate and manage our assets in a manner sufficient to maintain or increase revenues and control our operating and other expenses in order to generate sufficient revenues to pay amounts due on our indebtedness and to pay dividends to our shareholders.

We are dependent on our advisor and the loss of our advisor’s key personnel could harm our operations and adversely affect the value of our shares.

We have no paid employees. Our officers are employees of our advisor. We have no separate facilities and are completely reliant on our advisor, which has significant discretion as to the implementation of our investment and operating strategies. We are subject to the risk that our advisor will terminate its advisory agreement and that no suitable replacement will be found to manage us. Furthermore, we are dependent on the efforts, diligence, skill, network of business contacts and close supervision of all aspects of our business by our advisor and, in particular, Michael Ashner, chairman of our Board of Trustees and our chief executive officer, Carolyn Tiffany, our president, and Peter Braverman, our executive vice chairman, as well as our other executive officers. While we believe that we could find replacements for these key personnel, the loss of their services could harm our operations and adversely affect the value of our shares.

The incentive fee payable to our advisor may be substantial.

Pursuant to the terms of the advisory agreement, our advisor is entitled to receive an incentive fee equal to 20% of any amounts available for distribution in excess of a threshold amount. The incentive fee is only payable at such time, if at all, (i) when holders of our common shares receive aggregate distributions above a threshold amount (effectively a return of capital plus 7% per annum) or (ii) upon termination of the advisory agreement, if the value of our assets exceed the threshold amount based on then current market values and appraisals. That is, the incentive fee is not payable annually but only at such time, if at all, as shareholders have received the threshold amount or, if the advisory agreement is terminated, if the assets of the trust exceed the threshold amount. At June 30, 2009 the threshold amount was approximately $353,417,000, which was equivalent to $20.21 for each of our common shares on a fully diluted basis. At such time as shareholders’ equity in our financial statements exceeds the threshold amount, we will record a liability equal to approximately 20% of the difference between shareholders’ equity and the threshold amount in accordance with GAAP.

Termination of the Advisory Agreement may be costly.

Termination of the advisory agreement either by us or our advisor may be costly. Upon termination of the advisory agreement, our advisor is entitled to a termination fee equal to the incentive fee based on an appraised valuation of our assets assuming we were then liquidated. The amount payable on termination of the advisory agreement could be substantial which may have a negative effect on the price of our shares.

DESCRIPTION OF OUR COMMON SHARES

The following summary of the material terms and provisions of our common shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust and our bylaws, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our common shares. For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled “WHERE YOU CAN FIND MORE INFORMATION” and “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE”.

General

We are authorized to issue an unlimited number of common shares. As of October 5, 2009 there were 15,861,231 common shares outstanding. All our common shares are entitled to participate equally in any distributions thereon declared by us. Subject to the provisions of our bylaws regarding excess securities and the provisions of our preferred shares described below, each outstanding common share entitles the holder to one vote on all matters voted on by shareholders. Shareholders have no preemptive rights. The outstanding common shares are fully paid and non-assessable and have equal liquidation rights. The common shares are fully transferable except that their issuance and transfer may be regulated or restricted by us in order to assure our qualification for taxation as a REIT. See “—Restriction on Size of Holdings .” The common shares are not redeemable at our option or at the option of any shareholder. Our board of trustees is generally authorized without shareholder approval to borrow money and issue obligations and equity securities which may or may not be convertible into common shares and warrants, rights or options to purchase common shares; and to issue other securities of any class or classes which may or may not have preferences or restrictions not applicable to our common shares. The issuance of additional common shares or such conversion rights, warrants or options may have the effect of diluting the interest of shareholders. Annual meetings of the shareholders are held during May at such time and place as the trustees may from time to time determine. Special meetings may be called at any time and place when ordered by a majority of the trustees, the chairman of our board of trustees, our chief executive officer or our president or upon written request of the holders of not less than 25% of the outstanding common shares.

Shareholder Liability

Our declaration of trust provides that no shareholder shall be personally liable in connection with our property or affairs, and that all persons shall look solely to our property for satisfaction of claims of any nature arising in connection with our affairs.

Under present Ohio law, no personal liability will attach to our shareholders, but with respect to tort claims, contract claims where liability of shareholders is not expressly negated, claims for taxes and certain statutory liabilities, our shareholders may in some jurisdictions other than the State of Ohio be held personally liable to the extent that such claims are not satisfied by us, in which event the shareholders would, in the absence of negligence or misconduct on their part, be entitled to reimbursement from our general assets. We carry comprehensive general liability insurance in a form typically available in the marketplace which our trustees consider adequate. To the extent our assets and insurance would be insufficient to reimburse a shareholder who has been required to pay a claim against us, the shareholder would suffer a loss. The statements in this paragraph and the previous paragraph also apply to holders of our preferred shares of beneficial interest, although any possible liability of such holders would be further reduced by the greater limitations on their voting power.

Voting Rights

Subject to the provisions of our bylaws regarding restrictions on transfer and ownership of common stock, you will have one vote per share on all matters submitted to a vote of shareholders.

Shareholders are currently granted the right by a majority vote or a supermajority vote, as the case may be, (i) to elect trustees, (ii) to approve or disapprove certain transfers of our assets or mergers involving us, (iii) to approve or disapprove amendments to our declaration of trust, (iv) when removal is proposed by all other trustees, to approve removal of any trustee, (v) to waive the ownership limit (see “Restriction on Size of Holdings,” below) if greater than a majority but less than 70% of the trustees approve such waiver and (vi) to approve our incurrence of indebtedness in excess of 83.33% of the value of our assets. Trustees are required to receive the vote of shareholders holding at least a majority of the outstanding shares entitled to vote. We have no fixed duration and will continue indefinitely, unless terminated as provided in our declaration of trust.

As described below under “DESCRIPTION OF OUR PREFERRED SHARES,” the holders of our preferred shares have voting rights on various matters. These include the right of holders of our Series B-1 Shares to elect one trustee and an additional right to elect one-third of the trustees if we fail to comply with specific provisions of the certificate of designations for the Series B-1 Preferred Shares. We are also required to obtain the approval of preferred shareholders if we seek to take specific actions that are also described below.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare.

Restriction on Size of Holdings

Our bylaws restrict beneficial or constructive ownership of our outstanding capital stock by a single person, or persons acting as a group, to 9.8% of our common shares, which limitation assumes that all securities convertible into our common shares owned by such person or group of persons have been converted. The purpose of these provisions is to protect and preserve our REIT status. For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned by five or fewer individuals (as defined in the Code) at any time during the last half of our taxable year. The provision permits five persons each to acquire up to a maximum of 9.8% of our common shares, or an aggregate of 49% of the outstanding common shares, and thus, assists our trustees in protecting and preserving REIT status for tax purposes.

Unless the board waives the restrictions or approves a bylaw amendment, common shares owned by a person or group of persons in excess of 9.8% of our outstanding common shares are not entitled to any voting rights; are not considered outstanding for quorum or voting purposes; and are not be entitled to dividends, interest or any other distributions with respect to the securities. Waivers or bylaw amendments have been granted or approved for (i) FUR Investors LLC which can hold up to 33% or our common and preferred shares, and (ii) certain of the holders of our Series B-1 Preferred Shares. In each case we conditioned the waivers and amendments on compliance with additional requirements designed to preserve our REIT status.

Our declaration of trust provides that the share ownership limit contained in the bylaws may be amended from time to time with the approval of either (i) 70% of the trustees then in office or (ii)  a majority of the trustees then in office and the approval of at least 70% of the holders of our outstanding common shares.

Trustee Liability and Indemnification

Our declaration of trust provides that our trustees will not be individually liable for any obligation or liability incurred by or on our behalf or by trustees for our benefit and on our behalf. Subject to the specific conditions contained therein, our declaration of trust also obligates us to indemnify our trustees for, and pay or reimburse them for expenses incurred related to, claims and liabilities which they may become subject to by reason of having served as a trustee.

DESCRIPTION OF OUR PREFERRED SHARES

The following summary of the material terms and provisions of our preferred shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust, including any applicable articles supplementary, amendment or annex to our declaration of trust designating the terms of a series of preferred shares, and our bylaws, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our preferred shares. For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled “WHERE YOU CAN FIND MORE INFORMATION” and “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE”.

General

Subject to limitations as may be prescribed by Ohio law and our bylaws and declaration of trust, our Board of Trustees is authorized to issue without the approval of our shareholders, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each such series. We currently have outstanding Series B-1 Cumulative Convertible Redeemable Preferred Shares of beneficial interest, $1.00 par value, which we refer to as the Series B-1 Preferred Shares. For more information on the terms of our Series B-1 Preferred Shares, please see “Terms of Our Series B-1 Preferred Shares” below.

The preferred shares offered hereby will, when issued against payment therefor, be fully paid and nonassessable and will not be subject to preemptive rights. Our Board of Trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common shares might believe to be in their best interests or in which holders of common shares might receive a premium for their common shares over the then-current market price of their shares.

Terms

Reference is made to the applicable prospectus supplement relating to the preferred shares offered thereby for specific terms, including:

(1)    the title and stated value of the preferred shares;

(2)    the number of preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

(3)    the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

(4)    the date from which dividends on the preferred shares shall accumulate, if applicable;

(5)    the provisions for a sinking fund, if any, for the preferred shares;

(6)    the provisions for redemption, if applicable, of the preferred shares;

(7)    any listing of the preferred shares on any securities exchange;

(8)    the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares, including the conversion price, or manner of calculation thereof;

(9)    a discussion of federal income tax considerations applicable to the preferred shares;

(10)  the relative ranking and preferences of the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;

(11)  any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;

(12)  any limitations on direct or beneficial ownership of our securities and restrictions on transfer of our securities, in each case as may be appropriate to preserve our status as a REIT; and

(13)  any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred shares rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, and allocation of our earnings and losses: (i) senior to all classes or series of our common shares, and to all equity securities ranking junior to the preferred shares; (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred shares; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred shares. As used in this prospectus, the term “equity securities” does not include convertible debt securities.

Dividends

Subject to any preferential rights of any outstanding securities or series of securities, the holders of preferred shares will be entitled to receive dividends, when, as and if declared by our Board of Trustees, out of assets legally available for payment. Dividends will be paid at such rates and on such dates as will be set forth in the applicable prospectus supplement. Dividends will be payable to the holders of record of preferred shares as they appear on our share transfer books on the applicable record dates fixed by our Board of Trustees. Dividends on any series of our preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement.

Redemption

If so provided in the applicable prospectus supplement, the preferred shares offered thereby will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares ranking junior to our preferred shares, the holders of our preferred shares shall be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon, which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred shares and the corresponding amounts payable on all of our other outstanding equity securities ranking on a parity with the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, then the holders of our preferred shares and the holders of such other outstanding equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions are made in full to all holders of our preferred shares, our remaining assets will be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, according to their respective rights and preferences and in each case according to their respective number of shares.

If we consolidate or merge with or into, or sell, lease or convey all or substantially all of our property or business to, any corporation, trust or other entity, such transaction shall not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Unless otherwise from time to time required by law, or as otherwise indicated in the applicable prospectus supplement, holders of our preferred shares will not have any voting rights.

Conversion Rights

The terms and conditions, if any, upon which our preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.

Restrictions on Ownership

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code, during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any series of our preferred shares. Therefore, the applicable amendment or annex to our declaration of trust designating the terms of a series of preferred shares may contain provisions restricting the ownership and transfer of such preferred shares. The applicable prospectus supplement will specify any additional ownership limitation relating to the preferred shares being offered thereby. See “Terms of Our Series B-1 Preferred Stock—Restrictions on Ownership .”

Transfer Agent

The transfer agent and registrar for our Series B-1 Preferred Shares is National City Bank. The transfer agent and registrar for our other series of preferred shares will be set forth in the applicable prospectus supplement.

Terms of Our Series B-1 Preferred Shares

General

In February and June 2005 we issued a total of 4,000,000 of our Series B-1 Preferred Shares and there are currently outstanding 1,396,000 Series B-1 Preferred Shares. The Series B-1 Preferred Shares

are not listed for trading on any securities exchange or national quotation market. The following description sets forth certain general terms and provisions of the Series B-1 Preferred Shares. The statements below describing the Series B-1 Preferred Shares do not purport to be complete and are in all respects subject to, and qualified in their entirety by reference to, the respective terms and provisions of the certificate of designations authorizing the Series B-1 Preferred Shares, our declaration of trust and our bylaws. Each Series B-1 Preferred Share has a $25.00 liquidation preference.

Rank

Our Series B-1 Preferred Shares are senior to our common shares and other equity securities as to the payment of dividends and distributions of assets on liquidation, dissolution or winding up. We refer below to all shares ranking on a parity with our Series B-1 Preferred Shares as parity shares and all shares ranking junior to our Series B-1 Preferred Shares as junior shares.

Distributions

Holders of our Series B-1 Preferred Shares are entitled to receive, when, as and if declared by our Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount per share equal to the greater of $1.625 per share per annum which is equivalent to 6.5% of the liquidation preference per annum, or the cash distributions on our common shares into which a Series B-1 Preferred Share is convertible.

If we fail to redeem Series B-1 Preferred Shares as described under “Redemption” below, then dividends will thereafter accrue on Series B-1 Preferred Shares at a rate 250 basis points higher than the distribution rate described above. Once we are again in compliance with our applicable obligations, the dividend rate will revert back to the rate described above.

Distributions on our Series B-1 Preferred Shares accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are declared. Accrued but unpaid distributions on our Series B-1 Preferred Shares do not bear interest. Holders of the Series B-1 Preferred Shares are not entitled to any distributions in excess of full cumulative distributions as described above.

Unless full cumulative distributions on our Series B-1 Preferred Shares have been declared and paid or declared and an amount set apart for payment for all past distribution periods and the then current distribution period, no distributions, other than in common shares or other junior shares, will be declared or paid or set aside for payment upon the common shares or any other junior shares, nor will any common shares or any other junior shares be redeemed, purchased or otherwise acquired for any consideration, or any money paid for a sinking fund for the redemption of any such shares.

When distributions are not paid in full or set apart for payment on the Series B-1 Preferred Shares and any parity shares, all distributions declared on Series B-1 Preferred Shares and any parity shares will be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B-1 Preferred Shares and unaccumulated and unpaid on such parity shares.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series B-1 Preferred Shares will be entitled to receive their liquidation preference before any distribution or payment is made to the holders of any junior shares. The liquidation preference is $25.00 per share, plus an amount equal to all accrued and unpaid distributions. After payment of the liquidation preference, the holders of Series B-1 Preferred Shares will have no right to any of our remaining assets.

If liquidating distributions have been made in full to all holders of Series B-1 Preferred Shares and all other parity shares, our remaining assets will be distributed among the holders of any other classes of junior shares, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other entity, the sale, lease or conveyance of all or substantially all of our property or business or a statutory share exchange will not be deemed to constitute our liquidation, dissolution or winding up.

Redemption

All Series B-1 Preferred Shares that are outstanding on February 28, 2012 will be redeemed for their liquidation preference of $25.00 per share, plus all accrued and unpaid distributions.

In the event of a “compliance failure,” which we define below, each holder of Series B-1 Preferred Shares will have the right to require us to redeem all or any portion of their Series B-1 Preferred Shares at a price per share equal to 125% of the liquidation preference of such Series B-1 Preferred Shares:

The occurrence of any of the following events will be considered a “compliance failure”:

(1)    the sale, lease or conveyance to a third party of substantially all our assets, our consolidation or merger with or into another entity if the holders of our voting securities do not hold a majority of the voting securities of the surviving entity or if Michael Ashner, our chief executive officer, does not continue to serve as chief executive officer or of the surviving entity, or the sale in a single transaction or series of related transactions of a majority of our issued and outstanding common shares;

(2)    the departure or termination, whether voluntarily or involuntarily, of Michael Ashner, other than in the event of his death or disability, or a breach by Mr. Ashner of his services agreement with us;

(3)    any delay in the audit of our consolidated annual financial statements for a given fiscal year for more than 180 calendar days after the end of such fiscal year;

(4)    our failure to file reports or forms required under the Sarbanes-Oxley Act of 2002; and

(5)    our failure to quality as a REIT or the delisting or our common shares by the NYSE.

We refer to the events described above in clause (1) as a “change of control.” If a change of control takes place within 12 months after the death or disability of Michael Ashner, then each holder of Series B-1 Preferred Shares will also have the right to require us to redeem their Series B-1 Preferred Shares at 100% or their liquidation preference.

Voting Rights

Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series B-1 Preferred Shares have no voting rights.

So long as at least 1,000,000 of the Series B-1 Preferred Shares are outstanding, the holders of Series B-1 Preferred Shares will be entitled to elect one trustee to serve on the Board of Trustees. Any trustee proposed to be elected by the holders of Series B-1 Preferred Shares must meet the requirements of the NYSE for independent directors.

Upon the occurrence of a “governance default,” which we define below, our Board of Trustees will be increased and the holders of Series B-1 Preferred Shares, voting as a class, will be entitled to elect additional trustees, such that the number of trustees elected by the holders of Series B-1 Preferred Shares upon the occurrence of a governance default will equal one-third of the total number of trustees. The additional trustees elected upon a governance default will serve for so long as the governance default continues. A “governance default” will have occurred if (i) we fail to declare and pay dividends on the Series B-1 Preferred Shares following payment of dividends on common shares, (ii) we default on our obligations under certain agreements we entered into with the original holders of Series B-1 Preferred Shares (see “Agreements with Initial Holders of Series B-1 Preferred Shares” below), (iii) we fail to effect any required redemption of our Series B-1 Preferred Shares (see “Redemption,” above) or (iv) the aggregate fair market value of our common shares falls below $71,200,000.

The approval of two-thirds of the outstanding Series B-1 Preferred Shares, voting as a single class, is required in order to:

•

amend our declaration of trust, bylaws or the Series B-1 Preferred Shares certificate of designations to adversely affect the rights, preferences or voting power of the holders of the Series B-1 Preferred Shares;

•

enter into a share exchange that affects the Series B-1 Preferred Shares, permit us to consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each Series B-1 Preferred Share remains outstanding without any adverse change to its terms and rights or is converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption identical to that of a Series B-1 Preferred Share except for changes that do not adversely affect the holders of the Series B-1 Preferred Shares;

•

authorize, reclassify, create or increase the authorized amount of any class of shares of beneficial interest having rights senior to or pari passu with the Series B-1 Preferred Shares as to distributions or in the distribution of assets. However, we may create additional classes of shares ranking junior to the Series B-1 Preferred Shares as to distributions or in the distribution of assets, increase the authorized number of junior shares and issue additional series of junior shares without the consent of any holder of Series B-1 Preferred Shares;

•	take any action that would substantially alter our business; or

•

redeem or purchase common shares, parity shares or junior shares other than certain purchases of Series B-1 Preferred Shares or purchases of common shares in any dividend period at an aggregate purchase price, which when added to the distributions paid on our common shares for such dividend period, does not exceed the sum of the amount paid to purchase common shares and the amount paid as distributions on the common shares for the immediately preceding dividend period. Any purchase of Series B-1 Preferred Shares must be made in an offer to all holders of those shares if the purchase is made at a time when the share issuable on conversion of those shares have not been registered under the Securities Act of 1933.

In the event of a change of control referred to above under “—Redemption” or in the event of a vote of holders of common shares on a matter that relates to the potential dilution of the Series B-1 Preferred Shares, or in the event that we propose to issue common shares and a vote of the holders of common shares is required under applicable law to effect such issuance, the Series B-1 Preferred Shares will have the right to vote with the common shares as a class on all matters on which a vote of common shares is taken, with each holder of Series B-1 Preferred Shares entitled to one vote for every common share issuable upon conversion of such holder’s Series B-1 Preferred Shares.

Conversion Rights

Our Series B-1 Preferred Shares are convertible, in whole or in part, at any time, unless previously redeemed, at the option of the holders, into common shares at a conversion price of $22.50 per common share which means that 1.111 common shares would be issuable for each Series B-1 Preferred Share. This conversion price is subject to adjustment as described below. See “—Conversion Price Adjustments.” The right to convert Series B-1 Preferred Shares called for redemption will terminate at the close of business on the redemption date for such Series B-1 Preferred Shares.

Conversion Price Adjustments

The conversion price is subject to adjustment upon certain events, including:

•	distributions payable in common shares;

•

the issuance to all holders of common shares of certain rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per common share which, as defined, includes an adjustment for underwriting commissions avoided in rights offerings to shareholders;

•	subdivisions, combinations and reclassifications of common shares;

•

distributions to all holders of common shares of any of our capital stock, other than common shares, evidences of our indebtedness or assets, including securities, but excluding cash dividends required in order to satisfy distribution requirements to maintain our status as a REIT under Section 856 of the Code, and those rights, warrants and distributions referred to above;

•

payment in respect of a tender or exchange offer made by us or any subsidiary of ours for common shares if the cash and value of any other consideration included in such payment per common share as determined by our Board of Trustees exceeds the current market price per common share on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer; and

•	below market issuances of common shares or securities convertible into common shares other than pursuant to certain firm commitment underwritten public offerings.

However, no adjustment to the conversion price will be made on account of (i) issuances of common shares pursuant to dividend reinvestment plans, (ii) issuances of common shares upon exercise of stock options granted under certain equity compensation plans, (iii) issuances of common shares as consideration for our acquisition of real property, real estate related assets or a business, (iv) issuances of common shares in redemption of units in our operating partnership, (v) issuances of common shares upon exercise of convertible securities that were outstanding on the date the Series B-1 Preferred Shares were issued, or (vi) issuances of common shares upon conversion of Series B-1 Preferred Shares.

Mandatory Conversion

We can require holders of Series B-1 Preferred Shares to convert their Series B-1 Preferred Shares into common shares if (i) the market price for common shares for any consecutive 20 trading-day period beginning with the date we mail the mandatory conversion notice and ending on the 25th trading day following our mailing of the mandatory conversion notice equals or exceeds 125% of the conversion price and (ii) there exists at such time a currently effective registration statement covering the resale of common shares issuable upon conversion of Series B-1 Preferred Shares.

Restrictions on Ownership

The certificate of designations contains certain provisions restricting the amount of our equity securities that any holder of Series B-1 Preferred Shares can own in the aggregate and restricting certain transfers of our equity securities by holders of Series B-1 Preferred Shares. The purpose of these provisions is to protect and preserve our REIT status.

In addition, with limited exceptions, no person or persons acting as a group may beneficially own more than 9.8% of our common shares, which limitation is applied by assuming that all convertible securities, such as the Series B-1 Preferred Shares, owned by such person or group of persons have been converted.

Agreements with Initial Holders of Series B-1 Preferred Shares

At the time of our initial issuance of Series B-1 Preferred Shares we entered into an Investor Rights Agreement and a Registration Rights Agreement with the initial investors in Series B-1 Preferred Shares. The Investor Rights Agreement grants the investors preemptive rights with respect to future issuances of our securities, a co-investment right enabling them to participate in certain future investments we make, tag-along rights, drag-along rights in the event of a sale of substantially all of our securities and certain other rights. The Registration Rights Agreement required us to register the resale of the common shares issuable upon conversion of the Series B-1 Preferred Shares on or before February 28, 2007 (which we have done pursuant to separate registration statements) and permits the investors to participate in certain of our registered offerings.

DESCRIPTION OF RIGHTS

We may issue subscription rights to our shareholders for the purchase of our common shares. When we issue subscription rights, we will describe the specific terms of the rights in the applicable supplement to this prospectus. The rights certificates relating to each series of subscription rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

Each right will entitle the holder of rights to purchase our common shares at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the right provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as provided in the applicable prospectus supplement. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

Terms

The applicable prospectus supplement will describe the terms of the subscription rights to be issued, including the following, where applicable:

•	the date for determining the shareholders entitled to the rights distribution;

•	the aggregate number of our common shares purchasable upon exercise of the rights;

•	the aggregate number of rights issued;

•	the subscription price;

•	the commencement date and the expiration date of the offering period of the rights and the terms under which the offering period may be extended by us;

•	the date, if any, on and after which the rights will be separately transferable;

•	how holders of rights may subscribe to purchase our common shares;

•	a discussion of any material United States federal income tax considerations applicable to an investment in the rights; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

DESCRIPTION OF OUR DEBT SECURITIES

We will issue our debt securities under one or more separate indentures between us and a trustee that we will name in the applicable supplement to this prospectus. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus is a part. Following its execution, the indenture will be filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part.

The following summary describes certain material terms and provisions of the indenture and our debt securities. This summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in the applicable supplement to this prospectus. You should read the indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. For information on incorporation by reference, and how to obtain a copy of the indenture, see the sections entitled “WHERE YOU CAN FIND MORE INFORMATION” and “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE”.

General

The debt securities will be our direct obligations and may be secured or unsecured and may be either senior debt securities, which we refer to as “senior securities” or subordinated debt securities, which we refer to as “subordinated securities.” The debt securities will be issued under one or more indentures in the form of indenture filed as an exhibit to the Registration Statement of which this prospectus is a part. As provided in the form of indenture, the specific terms of any debt security issued pursuant to an indenture will be set forth in one or more supplemental indentures, each dated as of a date of or prior to the issuance of the debt securities to which it relates. Senior securities and subordinated securities may be issued pursuant to separate indentures, in each case between us and a trustee, which may be the same trustee, subject to such amendments or supplements as may be adopted from time to time. We refer to these indentures as “senior indentures” and “subordinated indentures,” respectively, and to any such trustee, an “indenture trustee.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made under this heading relating to the debt securities and the indentures are summaries of the provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the indentures and such debt securities.

Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable indenture.

Terms

The indebtedness represented by the senior securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The indebtedness represented by subordinated securities will be subordinated in right of payment to the prior payment in full of our senior debt as described under “—Subordination.” The particular terms of the debt securities offered by a prospectus supplement will be described in the applicable prospectus supplement, along with any applicable federal income tax considerations unique to such debt securities. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the prospectus supplement relating thereto and the description of the debt securities set forth in this prospectus.

Except as set forth in any prospectus supplement, the debt securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established by us from time to time or as set forth in the applicable indenture or in one or more supplemental indentures. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

The form of indenture provides that we may, but need not, designate more than one indenture trustee thereunder, each with respect to one or more series of debt securities. Any indenture trustee under an indenture may resign or be removed with respect to one or more series of debt securities and a successor indenture trustee may be appointed to act with respect to such series. If two or more persons are acting as indenture trustee with respect to different series of debt securities, each such indenture trustee will be an indenture trustee of a trust under the applicable indenture separate and apart from the trust administered by any other indenture trustee, and, except as otherwise indicated herein, any action described herein to be taken by each indenture trustee may be taken by each such indenture trustee with respect to, and only with respect to, the one or more series of debt securities for which it is indenture trustee under the applicable indenture.

The following summaries set forth certain general terms and provisions of the indentures and the debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of such debt securities, including the following specific terms:

(1)    The title of such debt securities and whether such debt securities are secured or unsecured or senior securities or subordinated securities;

(2)    The aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

(3)    The price, expressed as a percentage of the principal amount thereof, at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of the maturity thereof, or, if applicable, the portion of the principal amount of such debt securities that is convertible into common shares or preferred shares, or the method by which any such portion shall be determined;

(4)    If convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the common shares or preferred shares receivable on conversion;

(5)    The date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

(6)    The rate or rates, which may be fixed or variable, or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

(7)    The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8)    The place or places where the principal of (and premium, if any) and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to us with respect to such debt securities and the applicable indenture may be served;

(9)    The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

(10)  Our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

(11)  If other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12)  Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

(13)  Whether such debt securities will be issued in certificated or book-entry form and, if so, the identity of the depository for such debt securities;

(14)  Whether such debt securities will be in registered or bearer form or both and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

(15)  The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable indenture, or any modification thereof;

(16)  Whether and under what circumstances we will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

(17)  Any deletions from, modifications of or additions to the events of default to our covenants, to the extent different from those described herein or set forth in the applicable indenture with respect to such debt securities, and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

(18)  The provisions, if any, relating to the security provided for such debt securities; and

(19)  Any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

If so provided in the applicable prospectus supplement, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. We refer to such securities as “original issue discount securities.” In such cases, any special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Except as may be set forth in any prospectus supplement, neither the debt securities nor the indenture will contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control, regardless of whether such indebtedness, transaction or change of control is initiated or supported by us, any affiliate of ours or any other party. However, certain restrictions on ownership and transfers of our common shares and preferred shares are designed to preserve our status as a REIT and, therefore, may act to prevent or hinder a change of control. See, the RISK FACTOR entitled “Ownership Limitations in Our Bylaws May Adversely Affect the Market Price of Our Common Shares,” “DESCRIPTION OF OUR COMMON SHARES—Restriction on Size of Holdings,”

and “TERMS OF OUR PREFERRED SHARES—Restrictions on Ownership,” for more information. Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the applicable indenture trustee, the address of which will be stated in the applicable prospectus supplement; provided, however, that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the corporate trust office of the applicable indenture trustee or at the office of any transfer agent designated by us for such purpose. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable indenture trustee or at the office of any transfer agent designated by us for such purpose. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable indenture trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable indenture trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.

Neither we nor any indenture trustee will be required (i) to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or (iii) to issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

The indentures will provide that we may, without the consent of the holders of any outstanding debt securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, is organized under the laws of any domestic jurisdiction and assumes our obligations to pay principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any subsidiary as a result thereof as having been incurred by us or such subsidiary at the time of such transaction, no event of default under the indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers’ certificate and legal opinion covering such conditions shall be delivered to each indenture trustee.

Certain Covenants

Existence.    Except as permitted under “—Merger, Consolidation or Sale of Assets,” the indentures will require us to do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (by declaration of trust, by-laws and statute) and franchises; provided, however, that we will not be required to preserve any right or franchise if our Board of Trustees determines that the preservation thereof is no longer desirable in the conduct of our business by appropriate proceedings.

Maintenance of Properties.    The indentures will require us to cause all of our material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries will not be prevented from selling or otherwise disposing of our properties for value in the ordinary course of business.

Insurance.    The indentures will require us to cause each of our insurable properties to be insured against loss or damage with insurers of recognized responsibility and, if described in the applicable prospectus supplement, having a specified rating from a recognized insurance rating service, in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

Payment of Taxes and Other Claims.    The indentures will require us to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our income, profits or property or that of any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

Provision of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, the indentures will require us, within 15 days of each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the Commission if we were so subject, (i) to file with the applicable indenture trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act of 1934 if we were subject to such Sections and (ii) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

Additional Covenants.    Any of our additional covenants with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

Unless otherwise provided in the applicable prospectus supplement, each indenture will provide that the following events are “Events of Default” with respect to any series of debt securities issued thereunder (i) default for 30 days in the payment of any installment of interest on any debt security of such series; (ii) default in the payment of principal of (or premium, if any, on) any debt security of such series at its maturity; (iii) default in making any sinking fund payment as required for any debt security of such series; (iv) default in the performance or breach of any other covenant or warranty of ours contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable indenture; (v) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any of our subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $30,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $30,000,000, whether such indebtedness exists on the date of such indenture or shall thereafter be created, with such obligations being accelerated and not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee and (vii) any other event of default provided with respect to a particular series of debt securities.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable indenture trustee or the holders of not less than 25% in principal amount of the debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable indenture trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable indenture trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) we shall have deposited with the applicable indenture trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities than outstanding under the applicable indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable indenture trustee and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) have been cured or waived as provided in such indenture. The indentures will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any debt security of such series or (y) in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

The indentures will require each indenture trustee to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless such default shall have been cured or waived; provided, however, that the indenture trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect to any debt security of such series) if specified responsible officers of such indenture trustee consider such withholding to be in the interest of such holders.

The indentures will provide that no holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to such indenture or for any remedy thereunder, except in the case of failure of the applicable indenture trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof.

The indentures will provide that, subject to provisions in each indenture relating to its duties in case of default, an indenture trustee will be under no obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders shall have offered to the indenture trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee, or of exercising any trust or power conferred upon such indenture trustee. However, an indenture trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve such indenture trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

Within 120 days after the close of each fiscal year, we will be required to deliver to each indenture trustee a certificate, signed by one of several specified officers of ours, stating whether or not such officer has knowledge of any default under the applicable indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

Modifications and amendments of an indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby, (i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such debt security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such debt security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security; (v) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with certain restrictive covenants of the applicable indenture.

Modifications and amendments of an indenture will be permitted to be made by us and the respective indenture trustee thereunder without the consent of any holder of debt securities for any of the following purposes: (i) to evidence the succession of another person to us as obligor under such indenture; (ii) to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture; (iii) to add events of default for the benefit of the holders of all or any series of debt securities; (iv) to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form; provided that such action shall not adversely affect the interest of the holders of the debt securities of any series in any material respect; (v) to change or eliminate any provisions of an indenture; provided that any such change or elimination shall be effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the debt securities; (vii) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of such debt securities into common shares or preferred shares; (viii) to provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under an indenture by more than one indenture trustee; (ix) to cure any ambiguity, defect or inconsistency in an indenture; provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; or (x) to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities; provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

The indentures will provide that, in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, (i) the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof (ii) the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt securities of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such indenture, and (iv) debt securities owned by us or any other obligor upon the debt securities or an affiliate of ours or of such other obligor shall be disregarded.

The indentures will contain provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the applicable indenture trustee, and also, upon our request or the request of holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of an indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

Unless otherwise provided in the applicable prospectus supplement, subordinated securities will be subject to the following subordination provisions.

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt (as defined below), but our obligation to make payments of the principal of and interest on such subordinated securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated securities are paid in full, holders will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of our senior indebtedness. As a result of these subordination provisions in the event of a distribution of assets upon insolvency, holders of subordinated indebtedness may recover less, ratably, than our senior creditors.

“Senior debt” will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, the following, whether outstanding at the date of execution of the applicable indenture or thereafter incurred, created or assumed: (i) our indebtedness for money borrowed or represented by purchase-money obligations, (ii) our indebtedness evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (iii) our obligations as lessee under leases of property either made as part of any sale and leaseback transaction to which we are a party or otherwise, (iv) indebtedness of partnerships and joint ventures which is included in our consolidated financial statements, (v) indebtedness obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire, and (vi) any binding commitment of the real estate investment, in each case other than (a) any such indebtedness, obligation or liability referred to in the preceding clause as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated securities or ranks pari passu with the subordinated securities, (b) any such indebtedness obligation or liability which is subordinated to our indebtedness to substantially the same extent as or to a greater extent than the subordinated securities are subordinated, and (c) the subordinated securities. There will not be any restriction in any indenture relating to subordinated securities upon the creation of additional senior debt.

If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, we will be permitted, at our option, to discharge certain obligations to holders of any series of debt securities issued under any indenture that have not already been delivered to the applicable indenture trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable indenture trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

The indentures will provide that, unless otherwise indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, to hold moneys for payment in trust and, with respect to subordinated debt securities which are convertible or exchangeable, the right to convert or exchange) with respect to such debt securities (“defeasance”) or (ii) to be released from our obligations with respect to such debt securities under the applicable indenture (being the restrictions described under “—Certain Covenants”) or, if provided in the applicable prospectus supplement, our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities (“covenant defeasance”), in either case upon the irrevocable deposit by us with the applicable indenture trustee, in trust, of an amount in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable indenture trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

“Government Obligations” means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (i) the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (ii) a conversion event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. “Conversion Event” means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

If we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (iv) under “—Events of Default, Notice and Waiver” with respect to specified sections of an indenture (which sections would no longer be applicable to such debt securities) or described in clause (vii) under “—Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable indenture trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common shares or preferred shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include whether such debt securities are convertible into common shares or preferred shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the indenture trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

All moneys paid by us to a paying agent or an indenture trustee for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of one year after such principal, premium or interest has become due and payable will be repaid to us and the holder of such debt security thereafter may look only to us for payment thereof.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of our common shares, preferred shares and fixed rate debt securities (that are not original issue discount or zero coupon debt securities) by persons who hold the securities as capital assets (within the meaning of section 1221 of the Code). It does not purport to address the federal income tax consequences applicable to all categories of holders, including holders subject to special treatment under federal income tax laws, such as insurance companies, regulated investment companies, tax-exempt organizations (except as discussed under “—Taxation of Holders of Common or Preferred Shares—Tax-Exempt Shareholders”) or dealers in securities. Except as discussed under “—Taxation of Holders of Common or Preferred Shares—Non-U.S. Shareholders” and “—Taxation of Holders of Fixed Rate Debt Securities—Non-U.S. Holders,” respectively, this summary does not address persons who are not U.S. Shareholders or U.S. Holders, respectively (each as defined herein).

This summary is based on current provisions of the Code, the Treasury regulations promulgated thereunder and judicial and administrative authorities. All these authorities are subject to change, and any change may be effective retroactively. This summary is not tax advice, and is not intended as a substitute for careful tax planning. WE RECOMMEND THAT OUR INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF INVESTING IN OUR SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

General

In the opinion of Katten Muchin Rosenman LLP (“Katten Muchin”), commencing with our taxable year ended December 31, 2004, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation, as described in this prospectus and as represented by us, will enable us to continue to meet the requirements for qualification and taxation as a REIT. Katten Muchin’s opinion is not binding on the Internal Revenue Service (“IRS”) or the courts. It is based on various assumptions relating to our organization and operation, including that we have operated and will continue to operate in the manner described in our organizational documents and this prospectus, and representations made by us concerning certain factual matters related to our organization and manner of operation. Our qualification and taxation as a REIT depends upon our ability to meet on a continuous basis, through actual annual operating results, (i) income and asset composition tests, (ii) specified distribution levels, (iii) diversity of beneficial ownership, and (iv) various other qualification tests (discussed below) imposed by the Code. Katten Muchin has not reviewed and will not monitor our ongoing compliance with these tests, and expresses no opinion concerning whether we actually have satisfied or will satisfy these tests on a continuous basis. No assurance can be given that we actually have satisfied or will satisfy such tests on a continuous basis. Our failure to qualify as a REIT in prior years could adversely affect Katten Muchin’s opinion and our eligibility for REIT status for our taxable year ended December 31, 2004 and subsequent years. (See “—Failure to Qualify,” below.)

The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions are technical and complex.

In general, if we qualify as a REIT, we will not be subject to federal corporate income taxes on the net income that we distribute currently to our shareholders. This treatment substantially eliminates the “double taxation” (taxation at both the corporation and shareholder levels) that generally results from an investment in stock of a “C” corporation (that is, a corporation generally subject to the full corporate-level tax). We will, however, still be subject to federal income and excise tax in certain circumstances, including the following:

•	we will be taxed at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains;

•	we may be subject to the “alternative minimum tax” on our undistributed items of tax preference;

•

if we have (i) net income from the sale or other disposition of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, then we will be subject to tax on that income at the highest corporate rate. In general, “foreclosure property” is any property we acquire by foreclosure (or otherwise) on default of a lease of such property or a loan secured by such property;

•

if we have net income from prohibited transactions, such income will be subject to a 100% tax. In general, “prohibited transactions” are sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business;

•

if we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), then we will be subject to tax at the highest regular corporate tax rate to the extent that such income is allocable to specified types of shareholders known as “disqualified organizations” (generally, tax-exempt entities, such as government pension plans, that are not subject to unrelated business income tax). See “—Taxable Mortgage Pools and Excess Inclusion Income” below.

•

if we fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below), but preserve our qualification as a REIT by satisfying certain other requirements, then we will be subject to a 100% tax on the product of (a) the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability;

•

if we fail to distribute for each calendar year at least the sum of (i) 85% of our REIT ordinary income, (ii) 95% of our REIT capital gain net income, and (iii) any undistributed taxable income from prior years, then we will be subject to a 4% excise tax on the excess of the required distributions over the actual distributions;

•

if we acquire any asset from a “C” corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and if we recognize gain on the disposition of such asset during the ten-year period beginning on the date we acquire the asset, then the asset’s “built-in” gain (the excess of the asset’s fair market value at the time we acquired it over the asset’s adjusted basis at that time) will be subject to tax at the highest regular corporate rate;

•	we may elect to retain and pay income tax on some or all of our long-term capital gain, as described below;

•

if it is determined that amounts of certain income and expense were not allocated between us and a taxable REIT subsidiary (as defined below) on the basis of arm’s length dealing, or to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate, then we will be subject to a tax equal to 100% of those amounts; and

•	we may be required to pay monetary penalties if we fail to satisfy certain requirements for REIT qualification as the price for maintaining our REIT status.

Requirements for Qualification

The Code defines a REIT as a corporation, trust, or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

•	the beneficial ownership of which is held by 100 or more persons;

•

no more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year;

•	that meets certain other tests, described below, regarding the composition of its income and assets; and

•	whose taxable year is the calendar year.

The first four requirements must be satisfied during the entire taxable year, and the fifth must be satisfied during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months). We will be treated as satisfying the sixth requirement for any taxable year for which we comply with the regulatory requirements to request information from our shareholders regarding their actual ownership of our shares and we do not know, or exercising reasonable due diligence would not have known, that we failed to satisfy such condition.

We intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares. (Failure to do so will subject us to a fine.) In addition, certain restrictions on the transfer of our shares, imposed by our Declaration of Trust, are meant to help us continue to satisfy the fifth and sixth requirements for qualification described above.

Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Income Tests.    To remain qualified as a REIT, we must satisfy two gross income tests in each taxable year. First, at least 75% of our gross income (excluding gross income from “prohibited transactions”) must come from real estate sources such as rents from real property (as defined below), dividends and gain from the sale or disposition of shares in other REITs, interest on obligations secured by real property, and earnings from certain temporary investments. Second, at least 95% of our gross income (excluding gross income from “prohibited transactions”) must come from real estate sources and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

Rents received by a REIT (which include charges for services customarily furnished or rendered in connection with real property and rent attributable to personal property leased in connection with real property) will generally qualify as “rents from real property,” subject to certain restrictions, including:

•	the amount of rent must not be based, in whole or in part, on the income or profits of any person (with an exception for rents based on fixed percentages of the tenant’s gross receipts or sales);

•

except for certain qualified lodging and healthcare facilities leased to a taxable REIT subsidiary (described below), the REIT (or a direct or indirect owner of 10% or more of the REIT) may not own (directly or constructively) 10% or more of the tenant (a “Related Party Tenant”);

•	the amount of rent attributable to personal property leased in connection with a lease of real property may not exceed 15% of the total rent received under the lease; and

•

the REIT generally may not operate or manage the property or furnish or render services to the tenants except through (i) a taxable REIT subsidiary (described below) or (2) an “independent contractor” that satisfies certain stock ownership restrictions, that is adequately compensated and from whom the REIT derives no income. We are not required to use a taxable REIT subsidiary or independent contractor to the extent that any service we provide is “usually or customarily rendered” in connection with the rental of space for occupancy only and is not considered “rendered to the tenants.”

If, for any taxable year, we fail to satisfy the 75% gross income test, the 95% gross income test, or both, we may nevertheless preserve our REIT status if we satisfy certain relief provisions under the Code. In general, relief will be available if (i) our failure to meet one or both of the gross income tests is due to reasonable cause rather than willful neglect and (ii) we attach a schedule to our federal corporate income tax return indicating the nature and amount of our non-qualifying income. However, it is impossible to state whether in all circumstances we would be entitled to the benefit of the relief provisions. As discussed above under “—General ,” even if we qualify for relief, a tax would be imposed with respect to the amount by which we fail the 75% gross income test or the 95% gross income test.

Asset Tests.    To maintain our qualification as a REIT we must also satisfy, at the close of each quarter of each taxable year, the following tests relating to the nature of our assets:

•

at least 75% of the value of our total assets must be represented by real estate assets, including (a) interests in real property and interests in obligations secured (or deemed, for these purposes, to be secured) by real property, (b) our proportionate share (determined in accordance with our capital interest) of real estate assets held by the operating partnership and any other partnership in which we are a partner, (c) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (that is, at least five-years) public debt offering, (d) stock in other REITs and (e) cash, cash items and federal government securities;

•	no more than 25% (20% for taxable years beginning before August 1, 2008) of the value of our total assets may be securities of one or more taxable REIT subsidiaries (described below); and

•

except for (a) securities in the 75% asset class, (b) securities in a taxable REIT subsidiary or qualified REIT subsidiary (defined below), and (c) certain partnership interests and debt obligations: (i) the value of any one issuer’s securities we own may not exceed 5% of the value of our total assets; (ii) we may not own more than 10% of any one issuer’s outstanding voting securities; and (iii) we may not own more than 10% of the total value of any one issuer’s outstanding securities. However, if (i) the value of the assets causing us to violate the 5% or 10% tests does not exceed the lesser of (A) 1% of the value of our assets at the end of the quarter in which the violation occurs, or (B) $10,000,000, and (ii) we cure the violation by disposing of such assets within 6 months after the end of the quarter in which we identify the failure, then we will not lose our REIT status.

We currently hold assets (or provide services to tenants) through one or more taxable REIT subsidiaries. To treat a subsidiary as a taxable REIT subsidiary, we and the subsidiary must make a joint election by filing a Form 8875 with the IRS. A taxable REIT subsidiary pays tax at regular corporate rates on its earnings, but such earnings may include types of income that might jeopardize our REIT status if earned by us directly. To prevent the shifting of income and expenses between us and a taxable REIT subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the taxable REIT subsidiary at arm’s length. The 100% tax is also imposed to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate.

We may also hold assets through one or more corporate subsidiaries that satisfy the requirements to be treated as “qualified REIT subsidiaries.” A qualified REIT subsidiary is disregarded for federal income tax purposes, which means, among other things, that for purposes of applying the gross income and assets tests, all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as ours. A subsidiary is a qualified REIT subsidiary if we own all the stock of the subsidiary (and no election is made to treat the subsidiary as a taxable REIT subsidiary). We may also hold assets through other entities that may be disregarded for federal income tax purposes, such as one or more limited liability companies in which we are the only member.

If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share (based on its share of partnership capital) of the assets of the partnership and will be deemed to earn its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including satisfying the gross income tests and the asset tests. Thus, our proportionate share (based on our share of partnership capital) of the assets, liabilities and items of income of any partnership in which we are a partner, including the operating partnership, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. Actions taken by partnerships in which we own an interest, either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions (described above).

If we satisfy the asset tests at the close of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely because of changes in asset values. If our failure to satisfy the asset tests results, either in whole or in part, from an acquisition of securities or other property during a quarter, the failure can be cured by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. In some instances, however, we may be compelled to dispose of assets that we would prefer to retain.

If we were to fail to satisfy the asset tests at the end of any quarter and the relief provisions discussed earlier do not apply, then we will still maintain our REIT status provided (i) our failure to satisfy the relevant asset test was due to reasonable cause and was not due to willful neglect, (ii) we file a schedule with the IRS describing the assets causing the violation, (iii) we cure the violation by disposing of the assets within 6 months after the end of the quarter in which we identify the failure, and (iv) we pay a penalty tax of the greater of (A) $50,000 or (B) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure.

Annual Distribution Requirements.    To qualify as a REIT, we must also distribute to our shareholders, dividends (other than capital gain dividends) in an amount at least equal to (i) the sum of (A) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our “net capital gain”) plus (B) 90% of our after-tax net income (if any) from foreclosure property, minus (ii) the sum of certain items of non-cash income (including, among other things, cancellation of indebtedness income and original issue discount). In general, the distributions must be paid during the taxable year to which they relate. We may also satisfy the distribution requirements with respect to a particular year provided we (1) declare a sufficient dividend before timely filing our tax return for that year and (2) pay the dividend within the 12-month period following the close of the year, and on or before the date of the first regular dividend payment after such declaration.

To the extent we fail to distribute 100% of our net capital gain, or we distribute at least 90% but less than 100% of our “REIT taxable income” (as adjusted), we will be subject to tax at regular corporate rates on the undistributed amounts. Furthermore, if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

As of December 31, 2008, we had approximately $22 million of net operating loss carryforwards (expiring from 2021 through 2023)] that may be available to reduce the amounts that we are required to distribute in order to maintain our REIT status and avoid entity-level taxes. Our ability to utilize these carryforwards is subject to an annual limitation (pursuant to the provisions of Section 382 of the Code) that we have currently estimated at $6.9 million. Any adjustments made to the amount of our taxable income in prior years or a determination that we did not qualify as a REIT in one or more years in which we generated the losses being carried forward could reduce or otherwise affect the amount of our loss carryforwards or our ability to deduct them from our REIT taxable income.

Dividends declared by us in October, November or December of any calendar year and payable to shareholders of record on a specified date in such month, are treated as paid by us and as received by our shareholders on the last day of the calendar year (including for excise tax purposes), provided we actually pay the dividends no later than in January of the following calendar year.

We intend to make timely distributions sufficient to meet the annual distribution requirements. It is possible that from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. The shortfall may, for example, be due to differences between the time we actually receive income or pay an expense, and the time we must include the income or may deduct the expense for purposes of calculating our REIT taxable income. As a further example, the shortfall may be due to an excess of non-deductible cash outlays such as principal payments on debt and capital expenditures, over non-cash deductions such as depreciation. In such instances, we may arrange for short-term or long-term borrowings so that we can pay the required dividends and meet the 90% distribution requirement.

Under certain circumstances, if we fail to meet the distribution requirement for a taxable year, we may correct the situation by paying “deficiency dividends” to our shareholders in a later year. By paying the deficiency dividend, we may increase our dividends paid deduction for the earlier year, thereby reducing our REIT taxable income for the earlier year. However, if we pay a deficiency dividend, we will have to pay to the IRS interest based on the amount and timing of any deduction taken for such dividend.

Failure to Qualify.    Beginning with our 2005 taxable year, if we would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above (other than an asset or income test violation for which one of the relief provisions described earlier is available), then our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for each violation.

If we fail to qualify for taxation as REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we do not qualify will not be deductible by us, nor will they be required to be made. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Accordingly, our failure to qualify as a REIT for a prior taxable year could adversely affect our qualification as a REIT for the current or subsequent taxable years, even if we otherwise satisfy the REIT requirements for the current or subsequent taxable years.

For any year in which we fail to qualify as a REIT, any distributions that we make generally will be taxable to our shareholders as ordinary income to the extent of our current or accumulated earnings and profits. Subject to certain limitations in the Code, corporate shareholders receiving such distributions may be eligible to claim the dividends received deduction, and such distributions made to non-corporate shareholders may qualify for preferential rates of taxation.

Taxable Mortgage Pools and Excess Inclusion Income.    An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. We have made and in the future expect to make investments or enter into financing and securitization arrangements that may give rise to our owning a direct or indirect interest in a TMP, with the consequences described below.

A TMP ordinarily is treated as a taxable corporation for U.S. federal income tax purposes. However, a REIT, a portion of a REIT, or a disregarded subsidiary of a REIT that is a TMP, is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Instead, a portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, may be “excess inclusion income.” Excess inclusion income must be allocated among the REIT’s shareholders in proportion to the dividends paid to them. A shareholder’s share of excess inclusion income (i) may not be offset by any net operating losses otherwise available to the shareholder, (ii) is subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from U.S. federal income tax, and (iii) is subject to a U.S. federal withholding tax of 30% without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. See “Taxation of Holders of Common or Preferred Shares—Non-U.S. Shareholders” below. To the extent that excess inclusion income is allocated from a TMP to a tax-exempt shareholder that is not subject to unrelated business income tax (such as government entities) or to certain foreign shareholders, the REIT is subject to tax on this income at the highest applicable corporate tax rate (currently 35%).

Taxation of Holders of Common or Preferred Shares

U.S. Shareholders

As used in this section, the term “U.S. Shareholder” means a holder of common shares or preferred shares who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Dividends.    As long as we qualify as a REIT, distributions that are made to our taxable U.S. Shareholders out of current or accumulated earnings and profits (and are not designated as capital gain dividends) will be taken into account by them as ordinary income. Such distributions will be ineligible for the corporate dividends received deduction, and except in circumstances that we do not expect to arise, also will not qualify for the lower rate applicable to qualifying dividends paid to non-corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held our shares. Thus, with certain limitations, capital gain dividends received by a U.S. Shareholder who is an individual may be eligible for preferential rates of taxation. However, U.S. Shareholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. We may elect to pay dividends partly in shares of our common stock, in which event a U.S. Shareholder generally will be taxable on the value of our shares received as a dividend.

We may elect not to distribute part or all of our net long-term capital gain, and pay corporate tax on the undistributed amount. In that case, a U.S. Shareholder will (i) include in its income, as long-term capital gain, its proportionate share of the undistributed gain, and (ii) claim, as a refundable tax credit, its proportionate share of the taxes paid. In addition, a U.S. Shareholder will be entitled to increase its tax basis in our shares by an amount equal to its share of the undistributed gain reduced by its share of the corporate taxes paid by us on the undistributed gain. As discussed earlier (see “Requirements for Qualification—Annual Distribution Requirements”), we may pay certain dividends in January that will be taxable to shareholders as if paid in the immediately preceding calendar year.

Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares as to which the distributions were made, and will reduce the adjusted basis of the shareholder’s shares. To the extent these distributions exceed the shareholder’s adjusted basis in its shares, the distributions will be included in the shareholder’s income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less).

Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Therefore, depending on our earnings and profits, distributions with respect to our preferred shares (as compared to distributions with respect to our common shares) are more likely to be treated as dividends than as a return of capital or a distribution in excess of basis.

Shareholders may not claim our net operating losses or net capital losses (if any) on their individual income tax returns. Distributions with respect to, and gain from the disposition of, our shares will be treated as “portfolio income” and, therefore, U.S. Shareholders that are subject to the passive activity loss limitations will be unable to claim passive activity losses against such income.

Sale of Shares.    When a U.S. Shareholder sells or otherwise disposes of our shares, the shareholder will recognize capital gain or capital loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the shareholder’s adjusted tax basis in the shares for tax purposes. The gain or loss will be long-term gain or loss if the U.S. Shareholder has held the shares for more than one year. Long-term capital gain of a non-corporate U.S. Shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. Shareholder on a disposition of shares that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent the shareholder received distributions from us that were treated as long-term capital gains. Capital losses generally are deductible only to the extent of a U.S. Shareholder’s capital gain.

Backup Withholding.    We will report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. Shareholder may be subject to backup withholding tax (currently at a rate of 28%) with respect to dividends paid unless the shareholder (i) is a corporation or comes within certain other exempt categories and, if required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. An individual U.S. Shareholder may satisfy these requirements by providing us with a properly completed and signed IRS Form W-9. Individual U.S. Shareholders who do not provide us with their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. Any amount withheld will be creditable against the U.S. Shareholder’s income tax liability.

Tax-Exempt Shareholders.    The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income (“UBTI”) if received by a tax-exempt entity. Based on that ruling, dividend income from our shares generally will not be UBTI to a tax-exempt U.S. Shareholder, provided that the shareholder has not held its shares as “debt financed property” within the meaning of the Code. Similarly, income from selling our shares generally will not constitute UBTI to a tax-exempt U.S. Shareholder unless the shareholder has held its shares as “debt financed property.”

Notwithstanding the above paragraph, tax-exempt U.S. Shareholders will be required to treat as UBTI any dividends paid by us that are allocable to our excess inclusion income, if any. (See “Taxable Mortgage Pools and Excess Inclusion Income” above.) Also, if we are a “pension-held REIT,” then any qualified pension trust that holds more than 10% of our stock will have to treat dividends paid by us as UBTI in the same proportion that our gross income would be UBTI. A qualified pension trust is any trust described in section 401(a) of the Code that is exempt from tax under section 501(a) of the Code. In general, we will be treated as a “pension-held REIT” only if both (a) we are predominantly owned by qualified pension trusts (that is, at least one qualified pension trust holds more than 25% of our shares, or one or more qualified pension trusts, each of which owns more than 10% of our shares, hold in the aggregate more than 50% of our shares) and (b) we would not qualify as a REIT if we had to treat our stock owned by a qualified pension trust as owned by an “individual” (instead of treating such stock as owned by the qualified pension trust’s multiple beneficiaries). As a result of certain limitations on the transfer and ownership of shares contained in the Declaration of Trust, we do not expect to be classified as a pension-held REIT.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7),(c)(9),(c)(17) and (c)(20), respectively, of the Code, are subject to different UBTI rules, which generally will require them to characterize our distributions as UBTI.

Non-U.S. Shareholders

The rules governing the U.S. federal income taxation of shareholders (which we call “non-U.S. Shareholders”) who or which are not subject to U.S. federal income taxation, are complex, and no attempt will be made herein to provide more than a limited summary of those rules. The discussion below assumes that the non-U.S. Shareholder’s investment in our shares is not effectively connected with a trade or business conducted in the United States by the non-U.S. Shareholder, or, if a tax treaty applies to the non-U.S. Shareholder, that its investment in our shares is not attributable to a United States permanent establishment maintained by the non-U.S. Shareholder. WE RECOMMEND THAT NON-U.S. SHAREHOLDERS CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS AND REPORTING REQUIREMENTS WITH REGARD TO AN INVESTMENT IN OUR SHARES.

Ordinary Dividends.    Distributions, other than capital gain dividends and distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests (discussed below), will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits. Such dividends paid to non-U.S. Shareholders will ordinarily be subject to a U.S. federal withholding tax of 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any ordinary dividends paid to a non-U.S. Shareholder, unless we receive the requisite proof that (i) a lower treaty rate applies or (ii) the income is “effectively connected income.” A non-U.S. Shareholder claiming the benefit of a tax treaty may need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN. A non-U.S. Shareholder who wishes to claim that distributions are effectively connected with a United States trade or business may need to satisfy certification and other requirements, such as providing IRS Form W-8ECI. Other requirements, such as providing an IRS Form W-8IMY, may apply to a non-U.S. Shareholder that is a financial intermediary or a foreign partnership.

Distributions in excess of our current and accumulated earnings and profits that are not treated as attributable to the gain from a disposition of U.S. real property will be treated as a non-taxable return of capital to a Non-U.S. Shareholder up to the amount of the non-U.S. Shareholder’s adjusted basis in its shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. Shareholder’s shares, they will give rise to a U.S. tax liability only if the non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will exceed our current and accumulated earnings and profits, then the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. Shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution did, in fact, exceed our current and accumulated earnings and profits.

Capital Gain Dividends.    Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), gain from the sale or exchange of United States real property interests generally is taxable to

non-U.S. persons as if such gain were effectively connected with a U.S. trade or business. However, capital gain dividends and dividends treated as attributable to the gain from a disposition of U.S. real property (collectively, “FIRPTA dividends”) paid by us to a non-U.S. Shareholder with respect to a class of our stock that is regularly traded on an established securities market generally will not be subject to FIRPTA if the non-U.S. Shareholder has not owned more than 5% of that class of stock at any time during the taxable year in which the dividend is received. Instead, such capital gain dividends will be treated the same as ordinary dividends, and therefore will be subject to a U.S. federal withholding tax of 30% unless reduced under an income tax treaty. Non-U.S. Shareholders that do not qualify for this exception will be taxed on our capital gain distributions at the same capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), and we will be required to withhold U.S. tax equal to 35% from such distributions. The 35% tax withheld may be claimed by a non-U.S. Shareholder as a credit against its reported U.S. federal income tax liability. In addition to regular U.S. income tax, corporate non-U.S. Shareholders that do not qualify for the FIRPTA exception may be subject to a 30% branch profits tax on FIRPTA dividends unless the shareholder is entitled to treaty relief or other exemption.

Sales of Shares.    Gain recognized by a non-U.S. Shareholder upon a sale or exchange of our shares generally will not be taxed under FIRPTA provided we are a “domestically controlled REIT.” In general, we will qualify as a domestically controlled REIT if at all times during a designated testing period less than 50% in value of our shares are held (directly or indirectly) by foreign persons. We currently are a domestically controlled REIT. Gain not subject to FIRPTA nevertheless will be subject to a 30% U.S. tax if the non-U.S. Shareholder is an alien individual who is present in the United States for 183 days or more during the taxable year, and certain other requirements are met.

Although we anticipate that we continue to qualify as a domestically controlled REIT, because our shares will be publicly traded, no assurance can be given that we will continue to qualify. If we were not a domestically controlled REIT, then a non-U.S. Shareholder’s sale of the shares generally would not be subject to tax under FIRPTA if (a) the non-U.S. Shareholder’s shares of a class are regularly traded on an established securities market (such as the New York Stock Exchange) and (ii) the non-U.S. Shareholder has not owned more than 5% of the applicable class of our shares during a designated testing period. If gain on the sale of shares is subject to tax under FIRPTA, then a Non-U.S. Shareholder will be subject to income tax (but will not also be subject to a branch profits tax) as described above under “—Taxation of Holders of Common or Preferred Shares—Non-U.S. Shareholders—Capital Gain Dividends,” and the purchaser of such shares will be required to withhold 10% of the gross purchase price.

Federal Estate Taxes.    In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, our stock will be included in the individual’s estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting.    Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. Shareholder, such Shareholder’s name and address, and the amount of tax withheld, if any. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. Shareholder may be subject to information reporting and backup withholding unless such Shareholder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. Shareholder is a United States person.

A non-U.S. Shareholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

We and our shareholders may be subject to state or local taxation in various state and local jurisdictions, including those in which we or they transact business or reside. State and local tax laws may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Taxation of Holders of Fixed Rate Debt Securities

This section applies to holders of our fixed rate debt securities that are not original issue discount or zero coupon debt securities and are acquired in the initial offering at the offering price. Fixed rate debt securities purchased at a price other than the offering price may be subject to bond premium or market discount rules that are not discussed below.

The tax consequences of owning any securities that are floating rate or contingent interest debt securities, zero coupon debt securities, original issue debt securities or indexed debt securities that we offer will be discussed in the applicable prospectus supplement.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our fixed rate debt security (which we call a “note”) that comes within any of the categories of the definition of a “U.S. Shareholder” (see “—Taxation of Holders of Common or Preferred Shares—U.S. Shareholders” above).

Interest Income.    Payments of interest on our notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the holder’s regular method of U.S. income tax accounting).

Sale of Notes.    A U.S. Holder will generally recognize taxable gain or loss equal to the difference (if any) between the amount realized on the sale, exchange or other taxable disposition of our note (other than amounts attributable to accrued interest not already taken into income, which will be taxed as ordinary income) and the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the initial purchase price paid therefor. Gain or loss recognized on the sale of a note should be long-term capital gain or loss provided the U.S. Holder’s holding period for the note exceeds one year. Such gain may qualify for taxation at preferential rates in the case of a non-corporate U.S. Holder. The deduction of capital losses is subject to limitations, including that capital losses generally cannot be applied to offset ordinary income for U.S. federal income tax purposes.

Backup Withholding and Information Reporting.    A U.S. Holder will generally be subject to information reporting and may be subject, under certain circumstances, to backup withholding with respect to payments of interest on, or the gross proceeds from disposition of, our note. We will be required to withhold backup withholding tax (currently at a rate of 28%) if a U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor;

•	furnishes an incorrect TIN;

•	fails to report interest or dividends properly; or

•

fails under certain circumstances to provide a certified statement, signed under penalty of perjury, that the TIN provided is the correct number and that the holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are generally exempt from information reporting and backup withholding, including corporations and tax-exempt organizations. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

As used herein, a non-U.S. Holder is a beneficial owner of our note that comes within any of the categories of the definition of a “non-U.S. Shareholder” (see “—Taxation of Holders of Common or Preferred Shares—Non-U.S. Shareholders” above). The discussion below assumes that the non-U.S. Holder’s investment in our notes is not effectively connected with a trade or business conducted in the United States by the non-U.S. Holder, or, if a tax treaty applies to the non-U.S. Holder, that its investment in our notes is not attributable to a United States permanent establishment maintained by the non-U.S. Holder.

Interest Income.    Generally, interest paid on our notes to a non-U.S. Holder will not be subject to U.S. federal withholding tax if the interest qualifies as “portfolio interest.” Interest paid on our note to a non-U.S. Holder will qualify as portfolio interest so long as the non-U.S. Holder:

•

does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of our voting stock, and is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

certifies under penalties of perjury that it is not a U.S. person (such certification may be made on an IRS Form W-8BEN or suitable substitute form) and such certificate provides the holder’s name and address, or a financial institution holding the note on behalf of the non-U.S. Holder certifies, under penalties of perjury, that it has received such a certification from the non-U.S. Holder and furnishes a copy thereof.

The gross amount of interest payments to a non-U.S. Holder, including amounts paid on a sale of our notes that are attributable to accrued and unpaid interest, that do not qualify for the portfolio interest exception will be subject to U.S. withholding tax at the rate of 30% unless a U.S. income tax treaty applies to reduce or eliminate withholding. To claim the benefit of a tax treaty, the non-U.S. Holder must provide a properly completed and signed IRS Form W-8BEN prior to our payment of interest. This form must be periodically updated. A non-U.S. Holder that is claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale of Notes.    Subject to the discussion below concerning backup withholding, gain (if any) realized by a non-U.S. Holder on the sale, exchange or other taxable disposition of our note generally will not be subject to U.S. federal income or withholding tax unless, subject to certain exceptions, the holder is an individual who is present in the United States for 183 days or more (and certain other requirements are met) in the taxable year of the disposition.

U.S. Federal Estate Tax.    If a non-U.S. Holder is an individual and is not a resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death, our notes will generally not be subject to the U.S. federal estate tax unless at the time of the holder’s death the holder owns, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of our stock.

Information Reporting and Backup Withholding.    Generally, we must report annually to the IRS and to a non-U.S. Holder, any interest payments that we make to the holder and the tax (if any) withheld from such payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

Information reporting will apply to proceeds of a sale of our notes within the United States or conducted through certain financial intermediaries unless the non-U.S. Holder provides the statement described under “—Taxation of Holders of Fixed Rate Debt Securities—Non-U.S. Holders—Interest Income” above (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or the non-U.S. Holder otherwise establishes an exemption.

Backup withholding will not apply to payments on our notes or to proceeds from a sale or disposition of our notes if a non-U.S. Holder makes the certification described under “—Taxation of Holders of Fixed Rate Debt Securities—Non-U.S. Holders—Interest Income” above (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or the holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. A non-U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. income tax liability by filing a refund claim with the IRS.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from any sale of the securities by us for general corporate purposes, which may include the acquisition of additional investments, the repayment of outstanding indebtedness or the improvement of certain properties already in our portfolio.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	in “at the market offerings” to or through a market maker or into an existing trading market, or a securities exchange or otherwise;

•	on The New York Stock Exchange or in any other securities market on which our common shares are then listed or traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

We may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of the securities we are offering hereunder.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of the securities. Underwriters may offer and sell common stock at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of the securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if any are purchased, which is known as a firm commitment offering.

Through Agents and Dealers

We will name any agent involved in a sale of the securities, as well as any commissions payable by us to such agent, in a prospectus supplement to the extent required. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities, we will sell our common shares to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers, and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers, and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

Underwriters, dealers, and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, as amended, or Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

We may indemnify underwriters, dealers, or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and may agree to contribute to payments that these underwriters, dealers, or agents may be required to make.

Some of the securities offered under this prospectus may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

Our common shares are listed and traded on the New York Stock Exchange.

RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED SHARE DIVIDENDS

The following table sets forth our historical ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends for the periods indicated. To the extent the ratio indicates less than one-to-one coverage, the dollar amount of the deficiency is also listed.

	Six Months Ended June 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	2.42	1.63	1.02	2.45	2.07	1.72
Deficiency (in 000s)	$—	$—	$—	$—	$—	$—
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends	2.42	1.63	1.02	2.45	1.88	—
Deficiency (in 000s)	$—	$—	$—	$—	$—	$(120)

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the sum of fixed charges and preferred share dividends. For these purposes, earnings consist of pre-tax income from continued operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (including capitalized interest) and the amortization of debt issuance costs.

EXPERTS

The financial statements as of December 31, 2006 and for the year then ended before the effects of the adjustments to retrospectively apply the change in accounting resulting from the adoption of Statement of Financial Accounting Standards No. 160 (“SFAS 160”), “Non-controlling Interests in Consolidated Financial Statements, an amendment to ARB 51” as described in Note 2 and the adjustments to the 2006 earnings per share to retrospectively apply the effect of the reverse stock split of the Company’s Common Shares of Beneficial Interest, (not separately included or incorporated by reference in the Prospectus) have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. The adjustments to those financial statements to retrospectively apply the change in accounting principle resulting from the adoption of SFAS 160 as described in Note 2 and the adjustments to the 2006 earnings per share to retrospectively apply the effect of the reverse stock split of the Company’s Common Shares of Beneficial Interest have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The consolidated financial statements as of December 31, 2006 and for the year then ended incorporated in this prospectus by reference to the Current Report on Form 8-K dated August 27, 2009, have been so incorporated in reliance on the reports of (i) Deloitte & Touche LLP solely with respect to those financial statements before the effects of the adjustments to retrospectively apply the change in accounting resulting from the adoption of SFAS 160 as described in Note 2 and the adjustments to the 2006 earnings per share to retrospectively apply the effect of the reverse stock split of the Company’s Common Shares of Beneficial Interest and (ii) PricewaterhouseCoopers LLP solely with respect to the adjustments to those financial statements to retrospectively apply the change in accounting resulting from the adoption of SFAS 160 as described in Note 2 and the adjustments to the 2006 earnings per share to retrospectively apply the effect of the reverse stock split of the Company’s Common Shares of Beneficial Interest, given on the authority of such firms as experts in auditing and accounting.

The financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 incorporated in this Prospectus by reference to Winthrop Realty Trust’s Current Report on Form 8-K dated August 27, 2009 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Winthrop Realty Trust as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Lex-Win Concord LLC incorporated in this Prospectus by reference to Winthrop Realty Trust’s Current Report on Form 8-K dated August 27, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

On November 1, 2008, our auditors, Tauber & Balser, P.C., combined with, and changed their name to, Habif, Arogeti & Wynne, LLP. The financial statements of the Chicago Properties (our Marc Realty joint venture) as of and for the year ended December 31, 2007 incorporated in this prospectus by reference to Winthrop Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of Tauber & Balser, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered hereby, have been passed upon by Hahn Loeser & Parks LLP. Certain tax matters have been passed upon by Katten Muchin Rosenman LLP.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports and other information with the Securities and Exchange Commission. You can inspect and copy reports, proxy statements and other information filed by us at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material by mail from the Public Reference Room of the SEC at 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.winthropreit.com, and through a variety of databases, including, among others, the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Annual Report on Form 10-K for the year ended December 31, 2008 (with respect to Items 6, 7, 7A and 8, as amended by the Current Report on Form 8-K filed on August 28, 2009);

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•

Current Reports on Form 8-K filed on September 25, 2009, August 28, 2009, August 7, 2009 (solely with respect to Item 8.01), July 15, 2009, June 4, 2009, May 8, 2009 (solely with respect to Item 8.01), April 21, 2009, March 6, 2009 (solely with respect to Items 1.01 and 8.01), February 13, 2009, and January 8, 2009; and

•	Our Definitive Proxy Statement on Schedule 14A dated April 21, 2009.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act, after the date of this prospectus and prior to the termination of the offering of all securities under this prospectus will also be deemed to be incorporated by reference into this prospectus and to be a part hereof.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Beverly Bergman, Director of Investor Relations

Winthrop Realty Trust

7 Bulfinch Place, Suite 500

Boston, MA 02114

(617) 570-4614

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this prospectus is October 13, 2009.

$

Winthrop Realty Trust

    % Senior Notes due 2022

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

Stifel Nicolaus Weisel

Jefferies

Lead Manager

Credit Suisse

Co-Managers

KeyBanc Capital Markets

MLV & Co. LLC

August     , 2012